Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ASLAN REALTY PARTNERS II, L.P.,

TRANSWESTERN SUPERIOR ACQUISITION, L.L.C.,

GREAT LAKES REIT

and

GREAT LAKES REIT, L.P.

dated as of

January 21, 2004

INDEX OF DEFINED TERMS

2004 Company Capital Budget
9¾% Company Preferred Shares
Acquiror
Acquiror Disclosure Schedule
Acquiror Material Adverse Effect
Acquiror Required Consents
Acquiror Required Statutory Approvals
Acquisition Proposal
Acquisition Sub
Affiliate
Agreement
Articles of Merger
Break-Up Fee
CERCLA
Certificate
Closing
Closing Date
Code
Commitment
Company
Company Bylaws
Company Common Shares
Company Declaration of Trust
Company Disclosure Schedule
Company Environmental Permits
Company Equity Rights
Company Financial Advisor
Company Financial Statements
Company Incentive Plan
Company Material Adverse Effect
Company New Preferred Share Merger Consideration
Company New Preferred Shares
Company Options
Company Other Interests
Company Partnership
Company Partnership Agreement
Company Preferred Shares
Company Properties
Company Rent Roll
Company Required Consents
Company Required Statutory Approvals
Company SEC Reports
Company Shareholder Meeting
Company Shareholders’ Approval

Company Subsidiaries
Company Subsidiary Organizational Documents
Company Title Insurance Policy
Confidentiality Agreement
Controlled Group Member
Cushman & Wakefield
DRIP
Earnest Money
Effective Time
Employee Plan
Encumbrances
End Date
Environmental Law
ERISA
Exchange Act
Expense Fee
Fairness Opinion
Fee-Owned Properties
Former Company Properties
GAAP
Governmental Authority
Ground Leased Properties
Hazardous Materials
Indebtedness
Indemnified Parties
Indemnifying Parties
IRS
Key Employees
Law
Leased Properties
Lenders
Letter of Transmittal
Liens
Merger
Merger Consideration
MLLCA
Net Proceeds
New TRS
OP Units
Paying Agent
Payment Fund
Pension Plan
Person
Potential Sale Assets

Private Letter Ruling
Property Restrictions
Proxy Statement
Recipient
REIT
Release
Release Agreement
Release Price
Sale Agreements
Sale Assets
Sarbanes-Oxley Act
SDAT
SEC
Section 3.20 Payments
Securities Act
Series A Preferred Units
Specified Modifications
Subscription Agreement
Subsidiary
Superior Acquisition Proposal
Surviving Entity
Tax Protection Agreement
Tax Return
Taxes
Title 8
Transfer and Gains Taxes
Treasury Regulations
Unitholder Agreements
Violation
Welfare Plan

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 21, 2004 (this “Agreement”), is made and entered into by and among ASLAN REALTY PARTNERS II, L.P., an Illinois limited partnership (“Acquiror”), TRANSWESTERN SUPERIOR ACQUISITION, L.L.C., a Maryland limited liability company (“Acquisition Sub”), GREAT LAKES REIT, a Maryland real estate investment trust (the “Company”), and GREAT LAKES REIT, L.P., a Delaware limited partnership (the “Company Partnership”).

RECITALS

A.                                   The Board of Trustees of the Company, the general partner of Acquiror and the manager of Acquisition Sub have each approved this Agreement and the merger of the Company with and into Acquisition Sub, upon the terms and subject to the conditions and other provisions contained herein (the “Merger”).

B.                                     The parties desire to make certain representations, warranties, covenants and agreements in connection therewith.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER

Section 1.1                                      The Merger.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, the Company shall be merged with and into Acquisition Sub in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Title 8”), and the Maryland Limited Liability Company Act, as amended (the “MLLCA”), and the articles of merger with respect to the Merger containing the provisions required by, and executed in accordance with, Title 8 and the MLLCA (the “Articles of Merger”) and the separate existence of the Company shall cease and Acquisition Sub shall continue as the surviving entity (in such capacity, the “Surviving Entity”).

(b)                                 The Merger shall have the effects set forth in Title 8 and the MLLCA.  Accordingly, from and after the Effective Time (as defined herein), the Surviving Entity shall have all the properties, rights, privileges, purposes and powers, debts, duties and liabilities of the Company.

Section 1.2                                      Closing.  Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article VIII hereof, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Central time, on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third (3rd) business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof, at the offices of

Piper Rudnick LLP, 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties hereto.

Section 1.3                                      Effective Time.  On the Closing Date, the Company and Acquisition Sub shall execute and file the Articles of Merger in accordance with, and shall make all other filings or recordings and take all such other action required with respect to the Merger under, Title 8 and the MLLCA.  The Merger shall become effective when the Articles of Merger have been accepted for filing by the State Department of Assessments and Taxation of Maryland (the “SDAT”) (the “Effective Time”), it being understood that the parties shall cause the Effective Time to occur as soon as practicable after the Closing.

Section 1.4                                      Organizational Documents.  The operating agreement of Acquisition Sub shall continue to be the operating agreement of the Surviving Entity following the Effective Time until further amended in accordance with the terms thereof and applicable Law (as defined herein).

Section 1.5                                      Managers and Officers of the Surviving Entity.  From and after the Effective Time, the managers and officers of Acquisition Sub shall be the managers and officers of the Surviving Entity, and such managers and officers shall serve until their successors have been duly elected or appointed (in the case of officers) and qualified, or until their death, resignation or removal from office in accordance with the Surviving Entity’s organizational documents.

ARTICLE II
TREATMENT OF SHARES

Section 2.1                                      Effect of the Merger on Membership Interests of Acquisition Sub.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of membership interests of Acquisition Sub, each membership interest of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as the issued and outstanding membership interests of the Surviving Entity and shall, except as provided in Section 2.6 hereof, constitute the only outstanding membership interests of the Surviving Entity.

Section 2.2                                      Effect of the Merger on Company Common Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of common shares of beneficial interest, par value $.01 per share, of the Company (the “Company Common Shares”):

(a)                                  Cancellation of Company Common Shares.  Each Company Common Share that is owned by the Company or any Company Subsidiary will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                                 Conversion of Company Common Shares.  Each issued and outstanding Company Common Share (other than Company Common Shares to be cancelled in accordance with Section 2.2(a)) will be converted into the right to receive $14.98 in cash, payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing such Company Common Share (each, a “Certificate”) in the manner provided in Section 2.3.  The Merger Consideration shall be increased automatically, without further action of the Board of Trustees of the Company or the shareholders of the Company, whether prior to or subsequent to approval by the shareholders, in the event of the consummation prior to the filing of the Articles of Merger of the sale of any of the Sale Assets (as defined herein) or Potential Sale Assets (as defined herein) as contemplated by Section 2.2(c).

All such Company Common Shares, when so converted, shall no longer be outstanding and shall be cancelled and automatically converted into the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 2.3

(c)                                  Increase of Merger Consideration.  The Merger Consideration shall be increased by an amount equal to the aggregate excess of the Net Proceeds (as defined herein) from the consummation of the sale prior to the filing of the Articles of Merger of any of the Sale Assets or Potential Sale Assets over the Release Prices (as defined herein) of the Sale Assets or Potential Sale Assets sold less the amount payable to holders of Company Options (as defined herein) as a result of any increase of the Merger Consideration, divided by the sum of (i) aggregate number of Company Common Shares issued and outstanding (other than Company Common Shares owned by Acquiror or a Subsidiary of Acquiror) and (ii) issued and outstanding OP Units not owned by the Company or Acquiror or a Subsidiary of Acquiror at the time of filing of the Articles of Merger; provided, however, the Merger Consideration shall be calculated to the nearest full cent, with any fractional cent in excess of $0.005 being rounded to the next highest full cent and any fractional cent equal to or lower than $0.005 rounded to the next lower full cent.  “Release Price” shall mean the amount specified for each Sale Asset or Potential Sale Asset on Schedule 2.2 to the Company Disclosure Schedule (as defined herein).  “Net Proceeds” shall mean the gross sales price of any Sale Asset or Potential Sale Asset, plus or minus net prorations, less costs that would not have been incurred by the Company but for the sale of such property, including, without limitation, brokerage commissions, title costs, prepayment penalties, yield maintenance payments or other amounts incurred by the Company relating to Indebtedness (as defined herein)  of the Company, paid off or assumed, in connection with any such sale.  Notwithstanding the foregoing, costs paid prior to date of this Agreement that were previously disclosed to Acquiror shall not be deducted when calculating Net Proceeds.  In addition, the Merger Consideration shall be increased by an amount equal to the Earnest Money (as defined herein) received by the Company divided by the sum of (i) the aggregate number of Company Common Shares issued and outstanding (other than Company Common Shares owned by Acquiror or a Subsidiary of Acquiror) and (ii) issued and outstanding OP Units not owned by the Company or Acquiror or a Subsidiary of Acquiror at the time of filing of the Articles of Merger; provided, however, the Merger Consideration shall be calculated to the nearest full cent, with any fractional cent in excess of $0.005 being rounded to the next highest full cent and any fractional cent equal to or lower than $0.005 rounded to the next lower full cent.  For purposes of this Agreement, “Earnest Money” shall mean the amount, if any, paid or released to the Company from escrow or otherwise as a result of the termination of a Sale Agreement (as defined herein), provided, that, the buyer under such Sale Agreement has released all claims to such Earnest Money and there are no outstanding disputes or claims as to the payment or release of such Earnest Money to the Company.

Section 2.3                                      Exchange of Certificates.

(a)                                  Paying Agent.  At the Effective Time, Acquiror shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as agent in connection with the Merger to receive the funds to which holders of Company Common Shares shall become entitled pursuant to Section 2.2.  No later than the Effective Time, Acquiror or the Surviving Entity shall deposit, or cause to be deposited, in trust with the Paying Agent, the aggregate amount of the Merger Consideration (the “Payment Fund”) to which holders of Company Common Shares shall be entitled at the Effective Time pursuant to Section 2.2.

(b)                                 Exchange Procedures.

(i)                                     Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Company Common Shares, which holder’s Company Common Shares were converted into the right to receive the Merger Consideration as set forth in Section 2.2: (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify; and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(ii)                                  Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Paying Agent or the Surviving Entity: (A) the holder of a Certificate formerly representing Company Common Shares shall be entitled to receive in exchange therefor the applicable amount of the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 2.2; and (B) the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each such Certificate shall represent the right to receive the aggregate Merger Consideration relating thereto.

(iii)                               In the event of a transfer of ownership of Company Common Shares, which is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of the Merger Consideration.

(iv)                              No interest shall be paid or accrue on the Merger Consideration.

(c)                                  No Further Ownership Rights.  All Merger Consideration paid upon the surrender for exchange of the Certificates representing Company Common Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of Company Common Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Entity, for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)                                 Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the former holders of Company Common Shares on the first anniversary of the Effective Time shall be immediately delivered to the Surviving Entity, and any former holders of Company Common Shares who have not theretofore received any Merger Consideration to which they are entitled under this Article II shall thereafter look only to the Surviving Entity for payment of their claims with respect thereto and only as general creditors thereof.

(e)                                  No Liability.  None of Acquiror, the Surviving Entity or Acquisition Sub shall be liable to any holder of Company Common Shares for any part of the Merger Consideration delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority (as defined herein), shall, to the extent permitted by applicable Law, become the property of the Surviving Entity free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(f)                                    Investment of the Payment Fund.  The Paying Agent will invest the Payment Fund, as directed by Acquiror, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., or (iv) certificates of deposit issued by a commercial bank having at least $10.0 billion in assets.  Any net earnings with respect to such funds shall be the property of and paid over to Acquiror as and when requested by Acquiror; provided, however, that any such investment or any such payment of net earnings may not delay the receipt by holders of Certificates of any Merger Consideration payable to such holders.

(g)                                 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined herein) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

(h)                                 Withholding of Tax.  The Surviving Entity or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration such amount as the Surviving Entity or any Affiliate (as defined herein) of the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to payment of Taxes (as defined herein) under the Code (as defined herein) or any provision of state, local or foreign Law.  Amounts so withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and treated for all purposes of this Agreement as having been paid to the former holder of a Certificate with respect to which such deduction and withholding was made.  “Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.

(i)                                     No Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

(j)                                     Additional Actions.  If, at any time after the Effective Time, Acquiror shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Acquiror, Acquisition Sub, the Company or the Company Partnership, or otherwise to carry out this Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Acquiror, Acquisition Sub, the Company or the Company Partnership, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Acquiror, Acquisition Sub, the Company or the Company Partnership, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

(k)                                  Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Shares thereafter on the records of the Company.

Section 2.4                                      Company Options.

(a)                                  At the Effective Time, each then outstanding Company Option (as defined in Section 3.3(b)), whether or not then vested or exercisable, that has an exercise price less than the Merger Consideration shall be surrendered or converted and of no further force and effect in exchange for alternative consideration equal to the product of (i) the number of Company Common Shares provided for in such Company Option and (ii) the excess, if any, of (A) the Merger Consideration, less (B) the exercise price per share provided for in such Company Option, which cash payment shall be treated as compensation and shall be payable net of any applicable Tax.  Each outstanding Company Option, whether or not then vested, that has an exercise price equal to or greater than the Merger Consideration, shall be surrendered or converted and of no further force and effect immediately prior to the Effective Time and in consideration thereof the holder of such surrendered or converted Company Option shall be entitled to receive $0.05 per Company Common Share issuable upon exercise of such Company Option, with such consideration to be payable net of any applicable withholding of Taxes.  Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain agreements from all holders of Company Options providing for the surrender or conversion and payment described above, and shall establish a procedure to effect the surrender or conversion of Company Options contemplated by this Section 2.4(a).  After the Effective Time, holders of

Company Options shall not have any right to receive for Company Common Shares any consideration other than as described in this Section 2.4(a).

(b)                                 Except as may be otherwise agreed to by Acquiror and the Company, the Company agrees that all of the plans and arrangements providing for the grant of Company Options shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the equity interests of the Company or any of the Company Subsidiaries (as defined in Section 3.2(a)) (including, without limitation, the Company Partnership) shall be of no further force or effect and shall be deemed to be terminated as of the Effective Time and no holder of a Company Option or any participant in any plans and arrangements providing for the grant of Company Options shall have any right thereunder to acquire any securities of the Company, the Company Partnership, the Surviving Entity or any Subsidiary (as defined in Section 3.2(a)) thereof.

Section 2.5                                      Conversion of OP Units. Prior to the Closing Date, each holder of limited partnership units in the Company Partnership (the “OP Units”) identified on Schedule 2.5 to the Company Disclosure Schedule will execute an irrevocable Notice of Redemption in the form attached hereto as Exhibit A, with such changes as may be approved in writing by Acquiror (collectively, the “Unitholder Agreements”) which, among other things, provides that such holders will irrevocably agree to redeem their OP Units on the Closing Date immediately prior to the Effective Time in accordance with the Company Partnership Agreement (as defined herein).  The Company agrees to purchase each of the OP Units subject to the Unitholder Agreements for the Company Shares Amount (as defined in the Company Partnership Agreement).  Pursuant to the Unitholder Agreements, immediately prior to the Effective Time, the transactions contemplated by the Unitholder Agreements shall be automatically consummated.  Prior to the Closing Date, the Company shall form a wholly-owned corporation (“New TRS”), and New TRS shall file an election to be treated as a taxable REIT subsidiary.  Prior to the conversion of the OP Units into Company Common Shares pursuant to the Unitholder Agreements, the Company shall sell 100 OP Units to New TRS for an amount equal to the Merger Consideration per OP Unit.

Section 2.6                                      Issuance and Effect of Merger on Company New Preferred Shares.  Prior to the Effective Time, the Company shall redeem the Company’s issued and outstanding 9¾% Company Preferred Shares (as defined herein) as contemplated by Section 6.14.  The redemption shall be funded from the proceeds of the issuance and sale of shares of a new series of preferred shares of beneficial interest, par value $.01 per share, of the Company (the “Company New Preferred Shares”) to Acquiror pursuant to a subscription agreement to be entered into by and between the Company and Acquiror, substantially in the form attached to Schedule 2.6 to the Company Disclosure Schedule (the “Subscription Agreement”).  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of the Company New Preferred Shares, each Company New Preferred Share shall automatically be cancelled and retired and cease to exist and will be converted into the right to receive $1,000.00, in cash, payable to the holder thereof, without interest (the “Company New Preferred Share Merger Consideration”). Each Company New Preferred Share, when so converted, shall no longer be outstanding and shall be cancelled and automatically converted into a right to receive the Company New Preferred Share Merger Consideration therefor upon surrender of the certificate(s) representing such Company New Preferred Share.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE COMPANY PARTNERSHIP

Except as set forth in the disclosure schedule, dated the date hereof, delivered by the Company and the Company Partnership to Acquiror prior to the execution of this Agreement (the “Company Disclosure Schedule”) with reference to the particular Section or subsection of this Agreement to which the limitation set forth in such Company Disclosure Schedule relates, the Company and the Company Partnership represent and warrant to Acquiror and Acquisition Sub as follows:

Section 3.1                                      Organization and Qualification.  The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own, lease, encumber and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition, results of operations or liabilities of the Company and its Subsidiaries taken as a whole or on the consummation of this Agreement and the transactions contemplated hereby (any such material adverse effect being hereinafter referred to as a “Company Material Adverse Effect”).  Schedule  3.1 to the Company Disclosure Schedule sets forth each jurisdiction in which the Company is qualified or licensed to do business, as well as all assumed names under which the Company conducts business in such jurisdictions.  True, accurate and complete copies of the Amended and Restated Declaration of Trust of the Company (the “Company Declaration of Trust”) and the bylaws of the Company (the “Company Bylaws”), as in effect on the date hereof, have been delivered to Acquiror.

Section 3.2                                      Subsidiaries.

(a)                                  Schedule 3.2 to the Company Disclosure Schedule sets forth (i) each Subsidiary of the Company (the “Company Subsidiaries”), (ii) the ownership interest therein of the Company, (iii) if not, directly or indirectly, wholly owned by the Company, the identity and ownership interest of each of the other owners of such Company Subsidiary, (iv) each office property and other commercial property owned by such Company Subsidiary, (v) the legal form of each Company Subsidiary, including the state or country of formation, (vi) each jurisdiction in which each Company Subsidiary is qualified or licensed to do business and (vii) each assumed name under which each Company Subsidiary conducts business in any jurisdiction.  As used in this Agreement, “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (x) a general partner, managing member or other similar interest or (y)(A) 10% or more of the voting power of the voting capital stock or other equity interests or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.  As used in this Agreement, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.  Schedule 3.2 to the Company Disclosure Schedule sets forth a true and complete list of the equity securities owned by the Company, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Company Subsidiaries.

(b)                                 All of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized, validly issued and are (i) fully paid and nonassessable and not subject to preemptive rights, (ii) owned by the Company or by another Company Subsidiary and (iii) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).  All equity interests in each Company Subsidiary that is a partnership, joint venture, limited liability company or trust that are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Company Subsidiary and given to secure performance thereunder.  Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Company Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Complete and correct copies of the declaration of trust, bylaws and other organizational documents and partnership, joint venture and operating agreements of each Company Subsidiary, as amended to the date of this Agreement (collectively, the “Company Subsidiary Organizational Documents”), have been previously delivered or made available to Acquiror.  No amendment has been made to the Amended and Restated Agreement of Limited Partnership, dated as of December 19, 1996, of the Company Partnership (as amended, the “Company Partnership Agreement”) since December 23, 1998.

Section 3.3                                      Capitalization.

(a)                                  The authorized shares of beneficial interest of the Company consist of 60,000,000 Company Common Shares and 10,000,000 preferred shares of beneficial interest, par value $.01 per share (“Company Preferred Shares”).  As of the date of this Agreement, (a) 16,090,628 Company Common Shares were issued and outstanding and (b) 1,500,000 Company Preferred Shares were issued and outstanding as 9¾% Company Preferred Shares.  “9¾% Company Preferred Shares” shall mean the issued and outstanding Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, of the Company.  Upon the termination of employment of the holders prior to the Effective Time in accordance with Section 6.6, 83,331 unvested shares of restricted stock included in the 16,090,628 Company Common Shares outstanding as of the date hereof shall be forfeited without any payments required to be made by the Company or Acquiror.  All of the issued and outstanding shares of beneficial interest of the Company are validly issued, fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company, or assets of any other entities, exchangeable into Company Common Shares having the right to vote on any matters on which shareholders of the Company may vote.

(b)                                 Schedule 3.3 to the Company Disclosure Schedule includes a true and complete list of the following: (i) each qualified or nonqualified option to purchase Company Common Shares granted under the Company’s 2001 Equity and Performance Incentive Plan, as amended (the “Company Incentive Plan”), or any other formal or informal arrangement (collectively, the “Company Options”); and (ii) all other warrants or other rights to acquire Company Common Shares, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards that are outstanding on the date of this Agreement (“Company Equity Rights”).  Schedule 3.3 to the Company Disclosure Schedule sets forth for each Company Option and Company Equity Right the name of the grantee, the date of the grant, the number of Company Common Shares subject to each option or other award, the status as qualified or unqualified, the exercise price per share and the vesting schedule.  Other than with respect to the Company Options and the Company Equity Rights, on the date of this Agreement, no Company Common Shares or other securities were reserved for issuance.  Except as contemplated by the Subscription Agreement, the Company has no obligation to issue any Company Common Shares as a result of the transactions contemplated hereby.

(c)                                  Other than the OP Units, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to the Company or a Company Subsidiary).

(d)                                 As of the date of this Agreement, (i) 16,130,827 OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which 16,090,628 are owned by the Company or the Company Subsidiaries, and (ii) 1,500,000 9¾% Series A Cumulative Redeemable Preferred Units in the Company Partnership (the “Series A Preferred Units”) are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, all of which are owned by the Company.  Schedule 3.3 to the Company Disclosure Schedule sets forth the name of each record holder of OP Units and Series A Preferred Units and the number of OP Units and Series A Preferred Units owned by each such holder as of the date of this Agreement.  Except as provided in the Company Partnership Agreement, the Company Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in the Company Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in the Company Partnership.  The OP Units and Series A Preferred Units are subject to no restrictions except as set forth in the Company Partnership Agreement.

(e)                                  All dividends on the Company Common Shares and the 9¾% Company Preferred Shares and all distributions on OP Units and Series A Preferred Units that have been authorized or declared prior to the date of this Agreement have been paid in full.

(f)                                    Set forth in Schedule 3.3 to the Company Disclosure Schedule is a list of each registration rights agreement or other agreement between the Company or the Company Partnership, on the one hand, and one or more other parties, on the other hand, that provides for rights of any such other party or parties to cause the registration of any securities of the Company or the Company Partnership pursuant to the Securities Act of 1933 (the “Securities Act”).

Section 3.4                                      Other Interests.  Except for interests in the Company Subsidiaries and as set forth in Schedule 3.4 to the Company Disclosure Schedule (the “Company Other Interests”), none of the Company, the Company Partnership or any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities) or has any right or obligation (whether current or contingent) to acquire such an interest.  With respect to the Company Other Interests, the Company or the Company Partnership owns such interests free and clear of all Liens other than pledges, if any, contained in organizational documents of such Company Other Interests and given to secure performance thereunder.  None of the Company, the Company Partnership or any Company Subsidiary is in breach of any provision of any agreement, document or contract that is of a material nature governing its rights in or to the Company Other Interests, all of which agreements, documents and contracts (other than the Company Subsidiary Organizational Documents) are (a) listed on Schedule 3.4 to the Company Disclosure Schedule, (b) unmodified except as described therein and (c) in full force and effect.  To the Knowledge (as defined herein) of the Company, the other parties to any such agreement, document or contract that is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

Section 3.5                                      Authority; Non-Contravention; Statutory Approvals; Compliance.

(a)                                  Authority.  The Company has all requisite power and authority to enter into this Agreement and all other documents to be executed by the Company in connection with the transactions contemplated hereby and thereby and to consummate the transactions contemplated hereby and thereby, and subject, solely with respect to the consummation of the Merger, to the applicable Company Shareholders’ Approval (as defined herein) and the Company Required Statutory Approvals (as defined herein) and the acceptance for record of the Articles of Merger by the SDAT. Each Company Subsidiary that is a party to any documents contemplated by this Agreement has all requisite power and authority to enter into such documents and to consummate the transactions contemplated thereby.  The Company Partnership has the requisite partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of the documents contemplated by this Agreement and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company, the Company Partnership and each applicable Company Subsidiary, subject, solely with respect to the consummation of the Merger, to receipt of the Company Shareholders’ Approval, the Company

Required Statutory Approvals and the acceptance for record of the Articles of Merger by the SDAT.  All documents contemplated by this Agreement have been duly executed and delivered by the Company, the Company Partnership and each applicable Company Subsidiary and subject, solely with respect to the consummation of the Merger, to receipt of the Company Shareholders’ Approval, the Company Required Statutory Approvals and the acceptance for record of the Articles of Merger by the SDAT, constitute valid and binding obligations of the Company, the Company Partnership and each applicable Company Subsidiary, enforceable against the Company, the Company Partnership and each Company Subsidiary in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b)                                 Non-Contravention.  The execution and delivery of this Agreement by the Company and the Company Partnership does not, and the consummation of the transactions contemplated hereby, will not, violate or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a “Violation”) of the Company or any Company Subsidiary pursuant to any provisions of (i) the Company Declaration of Trust or the Company Bylaws or the Company Partnership Agreement, declaration of trust, certificate of incorporation, bylaws or similar governing documents of any Company Subsidiary, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders’ Approval, any statute, law, decree, order, judgment, injunction, writ, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Authority, including any judicial or administrative interpretation thereof (each, a “Law”), applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Schedule 3.5 to the Company Disclosure Schedule (the “Company Required Consents”) and the Company Required Statutory Approvals, any easement or other similar right to use or access real property, note, loan or credit agreement, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, employment or consulting agreement, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Statutory Approvals.  No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, federal, state, local or foreign (each, a “Governmental Authority”), is required to be obtained, made or given by or on behalf of the Company or any Company Subsidiary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, including, without limitation, the Merger, the failure of which to obtain, make or give would reasonably be expected to have a Company Material Adverse Effect (the “Company Required Statutory Approvals,” it being understood that references in this Agreement to “obtaining” such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

(d)                                 Compliance.  Except as set forth in the Company Disclosure Schedule or as disclosed in the Company SEC Reports (as defined herein), neither the Company nor any Company Subsidiary is in violation of or, to the Knowledge of the Company, is under investigation with respect to, or has been given notice or been charged with any violation of, any Law (including, without limitation, applicable Environmental Laws (as defined herein)) of any Governmental Authority, except for violations that, in the aggregate, do not have and, to the Knowledge of the Company, would not reasonably be expected to have, a Company Material Adverse Effect.  The Company and the Company Subsidiaries have all easements or other similar rights to use or access real property, permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted, except those of which the failure to obtain would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or both (i) would result in a default by the Company under the Company Declaration of Trust or the Company Bylaws or by any Company Subsidiary under its declaration of trust, certificate of incorporation, bylaws or other governing documents or (ii) would reasonably be expected to result in a default by the Company or any Company Subsidiary under any easement or other similar right to use or access real property, contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval, permit, franchise or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of its property is subject, except in the case of clause (ii) for possible violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6                                      Reports and Financial Statements.  Since December 31, 2000, the filings required to be made by the Company and the Company Subsidiaries under the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) have been filed with the Securities and Exchange Commission (the “SEC”).  Each report, schedule, form, registration statement, definitive proxy statement and other documents filed by the Company with the SEC since December 31, 2000 (as such documents have since the time of their filing been amended, the “Company SEC Reports”), as of its respective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.  The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated therein or in the notes thereto and except with respect to interim financial statements as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.  The Company has at all times been in material compliance with the rules and regulations of the New York Stock Exchange since the initial public offering of the Company Common Shares.  At no time has the Company Partnership or any other Company Subsidiary been subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.  Each form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002 and that was required under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) to be accompanied by the officer certifications required under such Act was accompanied by the certification required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

Section 3.7                                      Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

(a)                                  Absence of Changes.  Except as set forth in the Company SEC Reports, since December 31, 2002 through the date hereof, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been (i) any Company Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Effect, (ii) except for (A) regular monthly dividends or distributions (in the case of the Company and the Company Partnership) not in excess of $0.135 per Company Common Share and OP Unit with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution in respect to any Company Common Share or OP Unit and (B) regular quarterly dividends or distributions (in the case of the Company and the Company Partnership) not in excess of $0.609375 per 9¾% Company Preferred Share and Series A Preferred Unit with customary record and payment dates, any declaration, setting aside or payment of any dividend or distribution with respect to any 9¾% Company Preferred Share or Series A Preferred Unit, (iii) any split, combination or reclassification of any of the Company Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Company Subsidiary except as contemplated by this Agreement, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Company Material Adverse Effect, (v) any change made prior to the date of this Agreement in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Company SEC Reports or required by a change in GAAP, or (vi) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or trustee of the Company.  There are no distributions in arrears which have been scheduled for payment or unpaid distributions with respect to the 9¾% Company Preferred Shares or Series A Preferred Units.  No dividends have been declared by the Company on the Company Common Shares that have not been paid.

(b)                                 No Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected on a consolidated corporate balance sheet, except liabilities, obligations or contingencies that (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business or (iii) would not reasonably be expected, in the aggregate, to have a Company Material Adverse Effect.

Section 3.8                                      Litigation.  Except as disclosed in the Company SEC Reports, through the date hereof, there is (a) no claim, suit, action or proceeding pending, or, to the Knowledge of the Company, threatened, or, to the Knowledge of the Company, any investigation or review pending or threatened, relating to or affecting the Company or any Company Subsidiary and (b) no judgment, decree, injunction or order of any court, Governmental Authority or any arbitrator applicable to the Company or any Company Subsidiary that, when taken together with any of the matters described in clauses (a) or (b), would reasonably be expected to have a Company Material Adverse Effect.  In addition, except as disclosed in the Company SEC Reports, there have not been any developments since December 31, 2002 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews, that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9                                      Properties.

(a)                                  Schedule 3.9 to the Company Disclosure Schedule, under the caption “Fee-Owned and Ground Leased Property,” identifies all real property owned (the “Fee-Owned Properties”) or ground leased (the “Ground Leased Properties”) by the Company and the Company Subsidiaries and the entity that owns or leases such real property (collectively, the “Company Properties”).  The Company or the Company Subsidiary set forth on Schedule 3.9 to the Company Disclosure Schedule owns fee simple title to their respective Fee-Owned Properties or has leasehold title to their respective Ground Leased Properties.  All such Fee-Owned Properties are owned in each case free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title securing monetary obligations (“Encumbrances”) (except as provided below).  All such Ground Leased Properties are leased in each case free and clear of Encumbrances (except as provided below).  No other Person has any ownership interest in any of the Company Properties or any option to purchase any of the Company Properties.  The Company Properties are not subject to any rights of way, written agreements or Laws affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”) or other Encumbrances, except for (i) Encumbrances and Property Restrictions set forth in Schedule 3.9 to the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by Law with respect to real property, including, zoning regulations, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Acquiror), which Encumbrances and Property Restrictions disclosed in Schedule 3.9 to the Company Disclosure Schedule or contained in the previously delivered title reports and surveys, in any event, do not materially interfere with the present use of, any of the Company Properties subject thereto or affected thereby (provided that the Company specifically represents and warrants that any Encumbrances identified on any existing title report as securing any Indebtedness, other than the Indebtedness identified on Schedule 3.18 to the Company Disclosure Schedule, has been released of record since the date of the title report in question), (iv) Property Restrictions relating to the provision of telecommunications or similar communications services, (v) real estate taxes and assessments which constitute a Lien but are not yet due and payable and (vi) mechanics’, carriers’, workmen’s, repairmen’s liens or other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby.  No portion of any of the Company Properties is located in a flood zone area.  Copies of each ground lease with respect to the Ground Leased Properties have been delivered to Acquiror and are true, correct and complete copies thereof.  Each ground lease with respect to the Ground Lease Properties is in full force and effect and the Company is not in default under any such ground lease and, to the Company’s Knowledge, no other party is in default under any such ground lease.

(b)                                 Valid policies of title insurance (each, a “Company Title Insurance Policy”) have been issued insuring the Company’s or the applicable Company Subsidiary’s fee simple or leasehold title to the Company Properties, subject only to the matters disclosed above and on the Company Disclosure Schedule, and such policies are to the Company’s Knowledge, at the date hereof, in full force and effect and no outstanding claim with respect to any such policy exists.  A true and correct copy of each Company Title Insurance Policy has been previously made available to Acquiror.

(c)                                  Except as provided in the Company’s capital budget for 2004, dated October 28, 2003 and previously delivered to Acquiror (the “2004 Company Capital Budget”), the Company has no Knowledge (i) that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful current use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same that would have a material adverse effect on such Company Property; or (ii) of any written notice of any violation of any Law materially and adversely affecting any of the Company Properties issued by any Governmental Authority.

(d)                                 Neither the Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar Law is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties in accordance with current practice or by the continued maintenance, operation or use of the parking areas to the extent such violation has not been cured.

(e)                                  All of the Company Properties are managed by the Company or a wholly-owned Company Subsidiary.

(f)                                    Schedule 3.9 to the Company Disclosure Schedule, under the caption “Leased Properties,” identifies all space leases for space leased by the Company or any Company Subsidiary (the “Leased Properties”).  The Company is not in default under the leases for such Leased Property and, to the Company’s Knowledge, no circumstance exists that with the passage of time would result in the default of the Company under the leases for any of the Leased Properties.  The Company has provided Acquiror with true, correct and complete copies of the leases for the Leased Properties.  The Company Partnership is the tenant under the leases for such Leased Properties and the Company Partnership occupies the Leased Properties and has neither assigned the leases for the Leased Properties nor subleased any portion of the Leased Properties.

(g)                                 The rent roll and related information with respect to the Company Properties as of November 30, 2003 has been previously delivered to Acquiror, and is complete and correct in all material respects as of the date thereof (the “Company Rent Roll”).  The Company Rent Roll lists each lease with respect to the Company Properties as of such date, reflecting the suite number or other appropriate designation of the space occupied and the number of square feet of rentable area, the name of the tenant, the term of the lease, the monthly rental, the escalations or pass-through (including an enumeration of expenses of any Company Property to be paid by the tenant, identifying the base year for calculation of escalations and the amount of base year expenses agreed upon by the landlord and tenant and the amount of the latest billings to the tenant with respect to all escalations), whether such rent includes utilities or other services and the amount of the security or other deposit collected and/or applied.  The Company Rent Roll is a complete and accurate description of the leases with respect to the Company Properties as described above.  The Company has made available to Acquiror true, correct and complete copies of each such lease.  The Company has provided a true, correct and complete description of the amount of any outstanding and unused tenant improvements with respect to the Company Properties.

(h)                                 All tenants of the Company Properties have accepted and, to the Company’s Knowledge, are occupying the respective leased premises.  All leases with respect to the Company Properties are in full force and effect and neither the landlord, nor, to the Knowledge of the Company, any tenant, is in default under any such lease.  Except as contemplated by the last sentence of Section 3.9(g), all of landlord’s obligations to finish or refinish space to specifications provided in the Leases have been satisfied.

(i)                                     All work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Authority in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 3.9, the failure would not reasonably be expected to have a Company Material Adverse Effect, and the Company has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in the leases or the 2004 Company Capital Budget.

(j)                                     The Company and each of the Company Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of December 31, 2002 and September 30, 2003, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except for such Encumbrances reflected on the consolidated balance sheet of Company as of December 31, 2002 and September 30, 2003, and the notes thereto, and except for Liens for current taxes not yet due and payable, and Liens or encumbrances which are normal to the business of the Company and the Company Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis and except also for such imperfections of title, easements and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of the Company.

(k)                                  No Company Property is currently under development or subject to any agreement with respect to development.  No agreements have been entered into by the Company or any of the Company Subsidiaries relating to the development or construction of, or additions or expansions to, any real property.

(l)                                     Since December 31, 2002, the Company has not and no Company Subsidiary has acquired, entered into any option to acquire, or exercised an option or other right or election or entered into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of, any real property or other transaction involving in excess of $250,000, or commenced construction of, or entered into any Commitment to develop or construct other real estate projects, except in the ordinary course of its office property business, including leasing activities.

Section 3.10                                Tax Matters.

(a)                                  The Company and each Company Subsidiary have timely filed all Tax Returns (as defined herein) required to be filed.  All such Tax Returns are accurate and complete in all material respects.  The Company and each Company Subsidiary have paid all Taxes shown as due and payable on such Tax Returns.  The financial statements contained in the most recent Company SEC Report reflect an adequate reserve for all material Taxes payable or accrued by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(b)                                 The Company and each Company Subsidiary have withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

(c)                                  No deficiencies for Taxes have been asserted or assessed in writing or, to the Knowledge of the Company or a Company Subsidiary, proposed against the Company or a Company Subsidiary that individually or in the aggregate would be material.  No waivers of the time in which to assess Taxes that remain in effect have been executed by the Company or any

Company Subsidiary and no such waivers are pending.  There are no Liens for Taxes on the assets of Company or the Company Subsidiaries except for statutory Liens for Taxes not yet due.

(d)                                 The Company (i) has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code commencing with the taxable year ending December 31, 1993, and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated in such a manner as to qualify as a REIT and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and no such challenge has been made or, to the Company’s Knowledge, is threatened.  Each Company Subsidiary which is a partnership, joint venture or limited liability company has been since its formation and continues to be treated for federal income tax purposes as either a partnership or ignored as a separate entity and not as a corporation or an association taxable as a corporation.  Each Company Subsidiary which is a corporation or treated as an association taxable as a corporation has been since the date of its formation or the first day of the taxable year ending December 31, 1993 (whichever is later) a qualified REIT subsidiary under Section 856(i) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l)(1).  Neither the Company nor any Company Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Sections 1.337(d)-5 or 1.337(d)-6 of the regulations issued under the Code, as amended from time to time (the “Treasury Regulations”) or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(e)                                  Beginning with the taxable year ending December 31, 1993, the Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Sections 1.337(d)-5 or 1.337(d)-6 of the Treasury Regulations, including any material Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code.  Neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business other than transfer or similar Taxes arising in connection with the sales of property.

(f)                                    As of the end of each taxable year commencing with the taxable year ending December 31, 1993, the Company had no earnings and profits attributable to any non-REIT year arising from (i) corporate operations in any non-REIT year or (ii) any merger or other consolidation transaction, as required under Section 857(a) of the Code.

(g)                                 Schedule 3.10 to the Company Disclosure Schedule lists each Tax Protection Agreement (as defined herein) to which the Company or a Company Subsidiary is a party.  Copies of all such agreements have been delivered to Acquiror.  Neither the Company nor any Company Subsidiary is in violation of or in default under a Tax Protection Agreement.

(h)                                 This Agreement constitutes the Company’s plan of liquidation within the meaning of Section 562(b)(1) of the Code.

(i)                                     As used in this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” means any federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment and net worth, and taxes in the nature of excise, withholding, and value added taxes.

“Tax Protection Agreement” means an agreement (i) that has as one of its purposes permitting a Person to take the position that it can defer federal taxable income that otherwise might have been recognized upon a transfer of property to a partnership of which the Company is a partner or to a Company Subsidiary treated as a partnership for federal income tax purposes, and that prohibits or restricts in any manner the Company’s disposition of an asset, requires that the Company maintain, or put in place, or replace, indebtedness, whether or not secured by one or more Company assets, or requires that the Company offer to any Person at any time the opportunity to guarantee, indemnify against or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other Company liabilities; (ii) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more Company assets; or (iii) that requires a particular method for allocating one or more Company liabilities under Section 752 of the Code.

“Tax Return” means any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

Section 3.11                                Employee Benefits; Employee Matters.  As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, stock loan, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, arrangement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”)), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by the Company or any Company Subsidiary (each a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan).  Each Employee Plan is listed on Schedule 3.11 to the Company Disclosure Schedule.  With respect to the Employee Plans:

(a)                                  Except as disclosed in the Company SEC Reports, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Section 4980B of the Code or

Section 601 (et seq.) of ERISA, or under any applicable state Law, and at the expense of the participant or the beneficiary of the participant.

(b)                                 Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable Law governing such Employee Plan, and each Employee Plan has at all times been administered in all material respects in accordance with all such requirements of Law, with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of Law.  Each trust holding the assets of a Pension Plan intended to be qualified under Section 401(a) of the Code is tax exempt under Section 501(a) of the Code.  Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) stating that such Plan meets the requirements of Section 401(a) of the Code and, to the Company’s Knowledge, no event has occurred which would jeopardize the qualified status of any such Plan or the tax exempt status of the trust associated with such Pension Plan under Section 401(a) of the Code.  No lawsuits or claims (other than routine claims for benefits) by any Person or Governmental Authority have been filed or are pending, the Company has received no notice of such a lawsuit, claim or complaint and, to the Knowledge of the Company, there is no fact or contemplated event which would be expected to give rise to any such lawsuit or claim (other than routine claims for benefits) with respect to any Employee Plan.  Without limiting the foregoing, except as disclosed on Schedule 3.11 to the Company Disclosure Schedule, the following are true with respect to each Employee Plan:

(i)                                     except for those not yet required to be filed or distributed, all Controlled Group Members have filed or caused to be filed every material return, report, statement, notice, declaration and other document required by any Law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor), with respect to each such Employee Plan, each of such filings has been complete and accurate in all material respects and no Controlled Group Member has incurred any material liability in connection with such filings;

(ii)                                  except for those not yet required to be filed or distributed, all Controlled Group Members have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and no Controlled Group Member has incurred any material liability in connection with such deliveries;

(iii)                               all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, insurance contract or arrangement or as otherwise required by ERISA or the Code;

(iv)                              with respect to each such Employee Plan, to the extent applicable, the Company has delivered or made available to Acquiror true and complete copies of

(A) current plan documents, and any and all other documents that establish the existence of the current plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contracts or other funding agreements that implement each such Employee Plan; and

(v)                                 the Company has delivered to Acquiror a true, correct and complete copy of the form of grant agreement used for all grants under each applicable Employee Plan, and all grant agreements entered into with respect to each such Employee Plan are identical in all material respects, and identical in all respects with regard to any change in control provisions, to the form of grant agreement delivered to Acquiror.  True, correct and complete copies of the forms of grant agreements with respect to all Company Options and Company Equity Rights are attached to Schedule 3.11 to the Company Disclosure Schedule.

(c)                                  With respect to each Employee Plan, there has not occurred, and no Person is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(d)                                 No Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA.  With respect to each Employee Plan subject to Code Section 412 or Title IV of ERISA set forth on such Schedule 3.11 which has been terminated, the Company represents that each such Employee Plan has been completely terminated in accordance with all Code and ERISA requirements for a “standard termination” (as defined in 4041(b) of ERISA), as applicable on the termination date.

(e)                                  With respect to each Employee Plan document and summary plan description maintained by any Controlled Group Member, such Plan expressly provides that the Plan Sponsor has the authority to amend or terminate the Employee Plan at any time, subject to applicable requirements of ERISA and the Code, and the Company has no Knowledge of any facts or events which would prevent the termination of any Employee Plan.

(f)                                    The Company has no obligation to make payments to any individual to offset, in whole or in part, any federal or state income taxes, including Taxes imposed pursuant to the provisions of Code Sections 280G or 4999, and the consummation of the transactions contemplated by this Agreement will not result in any such excise tax withholding.

(g)                                 Schedule 3.11 to the Company Disclosure Schedule lists the employee handbooks of the Company and each of the Company Subsidiaries currently in effect.  A copy of each such employee handbook has previously been provided to Acquiror.  Such handbooks accurately summarize material employee policies, vacation policies and payroll practices of the Company and the Company Subsidiaries described therein.  Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has the Company or any of the Company Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining.  No union or other labor organization has been certified as bargaining representative for any of the Company’s employees.  To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(h)                                 Schedule 3.11 to the Company Disclosure Schedule lists all employment agreements, loan agreements, change in control agreements or severance agreements or other agreements or arrangements (whether oral or in writing) with current or former officers or trustees to which the Company or any Company Subsidiary is a party or has any obligation with respect thereto; true, correct and complete copies of any such agreements have previously been delivered to Acquiror.  Schedule 3.11 to the Company Disclosure Schedule lists all written employment agreements, loan agreements, change in control agreements or severance agreements or other similar agreements with current or former employees to which the Company or any Company Subsidiary is a party or has any obligation with respect thereto; true, correct and complete copies of any such agreements have previously been delivered to Acquiror.

(i)                                     There are no loans under the Company’s Limited Purpose Employee Loan Program that are not subject to a written loan agreement in the form previously provided to Acquiror.

(j)                                     The Board of Trustees of the Company has adopted resolutions requiring the surrender or conversion of all Company Options in substitution for the alternative consideration in cash described in Section 2.4 and has made a determination that the alternative consideration is equitable under the circumstances.

Section 3.12                                Environmental Matters.

(a)                                  “Environmental Law” shall mean any Laws relating to the protection of human or animal health or safety and natural resources or the environment, including, without limitation, Laws relating to the use, manufacturing, generation, recycling, reuse, sale, storage, handling, transport, treatment or disposal of any Hazardous Materials (as defined herein) as amended from time to time (including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq.).  “Hazardous Materials” shall mean substances, wastes or materials listed, regulated or defined under any Environmental Law, and shall include “hazardous wastes,” “hazardous substances,” “hazardous materials,” petroleum or any fraction thereof, asbestos, lead-paint, urea-formaldehyde, and polychlorinated biphenyls.  “Release” shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

(b)                                 Except as disclosed in the Company SEC Reports:

(i)                                     none of the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person used, stored, manufactured, treated, processed or transported any Hazardous Materials at, on or under any of the Company Properties or Former Company Properties (as defined herein) except in compliance with applicable Environmental

Laws and as necessary to the conduct of the business, and none of the Company or any of the Company Subsidiaries has any Knowledge of the presence of any Hazardous Materials at, on, under or migrating to or from any of the Company Properties except in compliance with applicable Environmental Laws, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Company Properties) would either, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii)                                  except in accordance with the Company Environmental Permits (as defined herein) or applicable Environmental Laws, there have been no Releases of Hazardous Materials at, on, under or from (A) the Company Properties or (B) any real property previously owned, operated or leased by the Company or the Company Subsidiaries (the “Former Company Properties”) during the period of such ownership, operation or tenancy, and none of the Company or any of the Company Subsidiaries has any Knowledge of any Releases of Hazardous Materials having occurred or presently occurring at, on, under or from the Company Properties or the Former Company Properties, which, in each of the foregoing cases, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(iii)                               the Company and the Company Subsidiaries have not failed to comply with all Environmental Laws, and none of the Company or any of the Company Subsidiaries has any liability under the Environmental Laws, except to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

(iv)                              the Company and the Company Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, including the timely filing of applications for renewal of, all permits, licenses, certificates, registrations and approvals required under any Environmental Laws (collectively, the “Company Environmental Permits”) necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Company Environmental Permits would not reasonably be expected to have a Company Material Adverse Effect.  No consent, notification or other action is necessary for the Company Environmental Permits to remain in full force and effect following consummation of the transactions contemplated hereby except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect;

(v)                                 none of the Company, any of the Company Subsidiaries or, to the Company’s Knowledge, any other Person has caused or permitted the presence of any mold or biological hazard at, on or under any of the Company Properties and none of the Company or any of the Company Subsidiaries has any Knowledge of the presence of any mold or biological hazard at, on or under any of the Company Properties or Former Company Properties, in each of the foregoing cases, such that the presence of such mold or biological hazard would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(vi)                              neither this Agreement nor the consummation of the transactions contemplated hereby will require the filing of any notice, declaration or other document pursuant to a requirement for notification of environmental conditions in connection with the transactions contemplated hereby, e.g. the New Jersey Industrial Sites Recovery Act, the Connecticut Transfer Act or the Indiana Responsible Property Transfer Law.

(c)                                  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has previously delivered or made available to Acquiror complete copies of all material written information, correspondence, documents and reports, including, without limitation, investigations and testing or analysis of environmental conditions or indoor air that are in the possession or control of any of the Company and the Company Subsidiaries that relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Company Properties and Former Company Properties.  Schedule 3.12 to the Company Disclosure Schedule sets forth a list of each such environmental reports.  To the Knowledge of the Company, there is no material written information, correspondence, documents or reports not in the possession of the Company that contain any information that could reasonably be expected to have a Company Material Adverse Effect.

Section 3.13                                Related Party Transactions. There are no arrangements, agreements or contracts with any (a) present or former officer or trustee of the Company or any Company Subsidiary or any of their immediate family members (including their spouses), (b) record or beneficial owner of more than 5% of the Company Common Shares or (c) to the Company’s Knowledge, any Affiliate of any such officer, trustee or beneficial owner.

Section 3.14                                Vote Required.  At the Company Shareholder Meeting (as defined in Section 6.2), the Company will seek the approval of the Merger and this Agreement by a majority of the votes entitled to be cast by all holders of the Company Common Shares (the “Company Shareholders’ Approval”), and no other vote of the holders of any class or series of the shares of beneficial interest of the Company is required to approve this Agreement or the Merger.

Section 3.15                                Opinion of Financial Advisor.  The Board of Trustees of the Company has received the written opinion dated January 21, 2004, satisfactory to the Board of Trustees of the Company (the “Fairness Opinion”), of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (the “Company Financial Advisor”) to the effect that, based on, and subject to the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the Merger Consideration to be received by the holders of the Company Common Shares in connection with the Merger is fair to such holders from a financial point of view.  The form of the Fairness Opinion has been provided to Acquiror and a signed copy of the Fairness Opinion shall be provided to Acquiror.

Section 3.16                                Brokers.  Except for the Company Financial Advisor and Cushman & Wakefield of Illinois, Inc. (“Cushman & Wakefield”) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary that is or will be payable by the Company or any Company Subsidiary.  The Company has previously delivered to Acquiror complete and correct copies of (a) the engagement letter dated July 29, 2003 between the Company and the Company Financial Advisor and (b) the engagement letter dated June 27, 2003 between the Company and Cushman & Wakefield.

Section 3.17                                Compliance with Laws.  None of the Company or any Company Subsidiary has violated or failed to comply with any Law applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18                                Contracts; Debt Instruments.

(a)                                  There is no contract or agreement that purports to limit in any material respect the names under or the geographic location in which the Company or any Company Subsidiary may conduct its business.  None of the Company or any Company Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of the Company does such a violation or default exist, to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Schedule 3.18 to the Company Disclosure Schedule sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness of the Company and the Company Subsidiaries, other than Indebtedness payable to the Company or a Company Subsidiary, is outstanding or may be incurred.  True, correct and complete copies of the agreements and documents listed on Schedule 3.18 to the Company Disclosure Schedule have previously been delivered to Acquiror.  For purposes of this Agreement, “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such Person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other Person.

(c)                                  Neither the Company nor any of the Company Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Company Properties.

(d)                                 None of the Company or the Company Subsidiaries is a party to any agreement relating to the management of any Company Property by any Person other than the Company or a Company Subsidiary.

(e)                                  None of the Company or the Company Subsidiaries is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or provides services with respect to any real properties other than Company Properties.

(f)                                    The 2004 Company Capital Budget constitutes a true and complete capital budget for 2004 relating to budgeted capital improvements and developments.  Schedule 3.18 to the Company Disclosure Schedule lists all agreements entered into by the Company or any of the Company Subsidiaries relating to the development, construction, rehabilitation or renovation of, or additions or expansions to, any Company Properties which are currently in effect and under which the Company or any of the Company Subsidiaries currently has, or reasonably expects to incur, an obligation in excess of $250,000.  True and correct copies of such agreements have previously been delivered to Acquiror.

(g)                                 Schedule 3.18 to the Company Disclosure Schedule lists all agreements entered into by the Company or any Company Subsidiary providing for the sale of, or option to sell, any Company Properties or the purchase of, or option to purchase, by the Company or any Company Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

(h)                                 Since January 1, 2002, the Company has not sold or otherwise transferred any real property that would have been a Company Property if owned as of the date hereof.  None of the Company or any Company Subsidiary has any continuing contractual liability (i) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any Company Subsidiary, (ii) to pay any additional purchase price for any of the Company Properties or (iii) to make any reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company.

Section 3.19                                Investment Company Act of 1940.  None of the Company or any Company Subsidiary is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

Section 3.20                                No Payments to Employees, Officers or Trustees.

(a)                                  Set forth in Schedule 3.20 to the Company Disclosure Schedule is a true and complete list of all cash and non-cash payments, rights to property or other contract rights which may become payable, accelerated or vested as a result of the Merger (“Section 3.20 Payments”) to or in each current or former employee, officer or trustee of the Company or any Company Subsidiary.  Except as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement, with respect to any current or former employee, officer or trustee of the Company or any Company Subsidiary.

(b)                                 Schedule 3.20 to the Company Disclosure Schedule sets forth all payments (whether in cash, in equity securities of the Company or any Company Subsidiary or otherwise) to be made as a result of the consummation of the transactions contemplated by this Agreement to or for the account of employees of the Company or any Company Subsidiary (except for wages paid in the normal course of business) which have been authorized and/or accrued but not paid.

(c)                                  Any Section 3.20 Payment or arrangement or program providing for Section 3.20 Payments which were authorized, adopted, approved or ratified after September 30,

2003 have been authorized, adopted, approved or ratified by the Compensation Committee of the Board of Trustees of the Company other than the grants of certain Company Options or restricted shares pursuant to and in accordance with the Company Incentive Plan, each of which is disclosed on Schedule 3.20 to the Company Disclosure Schedule.

Section 3.21                                State Takeover Statutes.  The Company has taken all action necessary to exempt the transactions contemplated by this Agreement between Acquiror and the Company and its Affiliates from the operation of Subtitles 6 and 7 of Title 3 of the Maryland General Corporation Law and any other applicable “fair price,” “moratorium,” “control share acquisition” or any other takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation.

Section 3.22                                Trademarks, Patents and Copyrights.  Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary owns or possesses licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the Company Subsidiaries as currently conducted and the Company has no Knowledge of any assertion or claim challenging the validity of any of the foregoing.  To the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Company Material Adverse Effect.  To the Company’s Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect.

Section 3.23                                Insurance.  Each of the Company and the Company Subsidiaries is, and has been continuously since the later of December 31, 1998 or the date upon which the Company acquired ownership of such Company Subsidiary, insured with insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by the Company and the Company Subsidiaries during such time period.  Neither the Company nor any Company Subsidiary has received any written notice of cancellations or termination with respect to any material insurance policy of the Company or any Company Subsidiary.  To the Company’s Knowledge, the insurance policies of the Company and each Company Subsidiary are valid and enforceable policies in all material respects.  Schedule 3.23 to the Company Disclosure Schedule sets forth each policy of insurance maintained by the Company and each Company Subsidiary, as well as a brief description of the coverage provided, annual premium, self insured retention or co-payment provisions and deductible(s) for each such policy.

Section 3.24                                Definition of Knowledge of the Company.  As used in this Agreement, the phrase “to the Knowledge of the Company ” (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.24 to the Company Disclosure Schedule.

Section 3.25                                Change in Control, Severance and Other Fees, Payments and Expenses. To the Company’s Knowledge, written schedules provided prior to the date hereof by the Company to Acquiror, based on the assumptions therein, accurately set forth (a) the change in control payments, severance payments and Tax gross-up payments payable by the Company pursuant to the termination of the Key Employees (as defined herein) contemplated by Section 6.6(a) in connection with the consummation of the transactions contemplated by this Agreement and (b) the amount of severance liability that would be associated with the termination of certain other employees of the Company contemplated by Section 6.6(a) pursuant to the Company’s severance policy.

Section 3.26                                Additional Payments.  No severance payments are required to be paid to the Company’s employees that are offered employment by the Surviving Entity or its Affiliates as of the Effective Time, provided such offers of employment contain no diminution in such employee’s base salary or require the employee to perform his or her duties at a location that is more than 25 miles from the employee’s location of employment by the Company as of the date of this Agreement.

Section 3.27                                WARN Act.  No filings, notices, orders or otherwise are required to be made under the Worker Adjustment and Retraining Notification Act in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND ACQUISITION SUB

Acquiror and Acquisition Sub represent and warrant to the Company and the Company Partnership as follows:

Section 4.1                                      Organization and Qualification.  Acquiror is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to own, lease, encumber and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such proper authority would not, when taken together with all other such failures, reasonably be expected to materially impair or delay the ability of Acquiror and Acquisition Sub to perform their obligations hereunder or prevent the consummation by them of the transactions contemplated hereby (any such material impact or delay being hereinafter referred to as an “Acquiror Material Adverse Effect”).  Acquisition Sub is a Maryland limited liability company duly formed and validly existing under the MLLCA and is in good standing with the SDAT.  Acquiror has made available to the Company true, accurate and complete copies of Acquiror’s and of Acquisition Sub’s articles of organization and operating agreement, each of which is in full force and effect as of the date hereof.  All membership interests in Acquisition Sub have been duly authorized, validly issued and are owned by Acquiror free and clear of any Liens.

Section 4.2                                      Authority; Non-Contravention; Statutory Approvals.

(a)                                  Authority.  Acquiror and Acquisition Sub have all requisite power and authority to enter into this Agreement, and, subject to the applicable Acquiror Required Statutory

Approvals (as defined herein), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Acquiror and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Acquiror and Acquisition Sub.  This Agreement has been duly and validly executed and delivered by Acquiror and Acquisition Sub, and assuming the due authorization, execution and delivery hereof by the Company and the Company Partnership, constitutes the valid and binding obligation of Acquiror and Acquisition Sub, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b)                                 Non-Contravention.  The execution and delivery of this Agreement by Acquiror and Acquisition Sub does not, and the consummation of the transactions contemplated hereby, will not, violate or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both), under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Violation of Acquiror, Acquisition Sub or any Subsidiary of Acquiror pursuant to any provisions of (i) the articles of organization, certificate of incorporation, bylaws or similar governing documents of Acquiror, Acquisition Sub or any other Subsidiary of Acquiror, (ii) subject to obtaining the Acquiror Required Statutory Approvals, any Law applicable to Acquiror or any of its Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third party consents or other approvals set forth in the schedule (the “Acquiror Disclosure Schedule”) to this Agreement provided by Acquiror (the “Acquiror Required Consents”) and the Acquiror Required Statutory Approvals, any easement or other similar right to use or access real property, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Acquiror or any of its Subsidiaries or any joint venture of Acquiror is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(c)                                  Statutory Approvals.  Except as described in the Acquiror Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is required to be obtained, made or given by or on behalf of Acquiror, Acquisition Sub or any other Subsidiary of Acquiror for the execution and delivery of this Agreement by Acquiror, Acquisition Sub or any other Subsidiary of Acquiror or the consummation by Acquiror, Acquisition Sub or any other Subsidiary of Acquiror of the transactions contemplated hereby, including, without limitation, the Merger, the failure of which to obtain, make or give would have, in the aggregate, an Acquiror Material Adverse Effect (the “Acquiror Required Statutory Approvals,” it being understood that references in this Agreement to “obtaining” such Acquiror Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 4.3                                      Litigation.  There is (a) no claim, suit, action or proceeding pending, or, to the knowledge of Acquiror, threatened, or, to the knowledge of Acquiror, any investigation or review pending or threatened, relating to or affecting Acquiror or any of its Subsidiaries and (b) no judgment, decree, injunction or order of any court, Governmental Authority or any arbitrator applicable to Acquiror or any of its Subsidiaries that, when taken together with any of the matters described in clauses (a) or (b), would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.4                                      No Other Business.  Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has its operations only as contemplated thereby.

Section 4.5                                      Brokers.  No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Acquiror and Acquisition Sub, for which fee or commission the Company or any Company Subsidiary may be liable.

Section 4.6                                      Financing.  Acquiror and Acquisition Sub collectively have member financing commitments in an aggregate amount sufficient to enable Acquiror and Acquisition Sub to timely perform their obligations hereunder, including to pay in full (a) the aggregate Merger Consideration and the aggregate amounts payable to holders of Company Options contemplated by Section 2.4(a), (b) all fees and expenses payable by Acquiror and Acquisition Sub in connection with this Agreement and the transactions contemplated by this Agreement and (c) the purchase price for the Company New Preferred Shares contemplated by the Subscription Agreement.  Information with respect to the source and any commitments related thereto has been made available to the Company prior to the date hereof.  Acquiror will cause the Surviving Entity to have sufficient funds at the Effective Time to meet the obligations of the Surviving Entity under this Agreement.

Section 4.7                                      Acquiror-Owned Company Common Shares.  As of the date of this Agreement, neither Acquiror nor Acquisition Sub own any Company Common Shares.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1                                      Conduct of the Company and the Company Partnership’s Business Pending Merger.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Acquiror or as expressly contemplated by this Agreement, the Company shall, and shall cause each of the Company Subsidiaries (including, without limitation, the Company Partnership) to conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, and irrespective of whether or not in the ordinary course of business, the Company shall and shall cause each of the Company Subsidiaries to:

(a)                                  preserve intact its business organizations and goodwill and use commercially reasonable efforts to keep available the services of its officers and employees;

(b)                                 confer on a regular basis with one or more representatives of Acquiror to report operational matters of materiality and, subject to Section 5.2, any proposals to engage in material transactions;

(c)                                  promptly notify Acquiror of any material emergency or other material change in the financial condition, business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(d)                                 promptly deliver to Acquiror true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

(e)                                  maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the date of the Company’s most recent audited consolidated financial statements, except as may be required by the SEC, applicable Law or GAAP;

(f)                                    timely file all Tax Returns required to be filed;

(g)                                 not make or rescind any election related to Taxes unless required by Law or necessary to preserve the Company’s status as a REIT or the status of any Company Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be;

(h)                                 not (i) enter into any Commitment for the acquisition of any real property or, except as contemplated by the 2004 Company Capital Budget, other transaction (other than Commitments referred to in Schedule 5.1 to the Company Disclosure Schedule or as permitted by Section 6.7(b)), involving in excess of $250,000, or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its business, including leasing activities, (ii) incur or assume any Indebtedness or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except any wholly owned Company Subsidiary), in any such case in excess of $500,000, individually or in the aggregate, except for working capital purposes in the ordinary course of business under the Company’s or any Company Subsidiary’s existing credit facilities and capital expenditures made in accordance with the 2004 Company Capital Budget or in connection with the Specified Modifications (as defined herein), or (iii) except as contemplated by Section 6.10, modify, amend or terminate, or enter into any agreement to modify, amend or terminate, any Indebtedness in excess of $500,000, individually or in the aggregate, in existence as of the date hereof;

(i)                                     not amend the Company Declaration of Trust or the Company Bylaws or any of the Company Subsidiary Organizational Documents;

(j)                                     issue no and make no change in the number of shares of beneficial interest or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of Company Options outstanding as of the date hereof, (ii) the purchase of OP Units under the Company Partnership Agreement solely for Company Common Shares, (iii) the

Unitholder Agreements, (iv) the redemption of 9¾% Company Preferred Shares or Series A Preferred Units, (v) the issuance of the Company New Preferred Shares or (vi) the Subscription Agreement;

(k)                                  grant no options or other right or commitment relating to its shares of beneficial interest or units of limited partnership interest or any security convertible into its shares of beneficial interest or units of limited partnership interest, or any security the value of which is measured by its shares of beneficial interest, or any security subordinated to the claim of its general creditors and, other than or pursuant to Section 6.6 of this Agreement, not amend or waive any rights under any of the Company Options or Company Equity Rights;

(l)                                     except (i) as provided in Section 6.6 and in connection with the use of Company Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, (ii) for the payment of dividends on 9¾% Company Preferred Shares in accordance with their terms and (iii) for the payment of previously declared dividends on the Company Common Shares, not (1) authorize, declare, set aside or pay any dividend or make any distribution or payment with respect to any Company Common Shares, OP Units, 9¾% Company Preferred Shares or Series A Preferred Units or (2) directly or indirectly redeem, purchase or otherwise acquire any shares of beneficial interest or units of partnership interest, or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest or units of partnership interest, of the Company or the Company Partnership, as the case may be, except for (A) transfers of the Company excess shares required under Article VII, Section 7 of the Company Declaration of Trust in order to preserve the status of the Company as a REIT under the Code or Article VII, Section 7 of the Company Declaration of Trust, (B) redemptions of OP Units, whether or not outstanding on the date of this Agreement, under the Company Partnership Agreement in which solely Company Common Shares are utilized and (C) redemptions of 9¾% Company Preferred Shares or Series A Preferred Units;

(m)                               except as contemplated by Section 6.10 or Section 5.1(h), not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Company Properties without the prior written consent of Acquiror;

(n)                                 not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except (i) in the ordinary course of business, (ii) in connection with the sale of any Sale Asset or Potential Sale Asset or (iii) for immaterial dispositions of personal property or intangible property;

(o)                                 not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Company Subsidiaries in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 5.1(h), and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with any Company Subsidiary;

(p)                                 not (i) settle, pay or discharge any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising from the conduct of business in the ordinary course for an amount in excess of $500,000 in the aggregate or (ii) settle, pay or discharge any claim against the Company with respect to or arising out of the transactions contemplated by this Agreement for an amount in excess of $500,000 in the aggregate;

(q)                                 not enter into or amend any commitment or agreement with any officer, trustee, consultant or Affiliate of the Company or any of the Company Subsidiaries;

(r)                                    not guarantee the Indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(s)                                  not (i) increase any compensation or enter into or amend any employment agreement with any of its officers or trustees, other than waivers of benefits under such agreements or in connection with the cancellation of Company Options, (ii) enter into any employment agreement with any other Person not currently an employee of the Company or a Company Subsidiary or increase any compensation (except as set forth on Schedule 5.1 to the Company Disclosure Schedule), (iii) enter into or amend any employment agreement or other material arrangement with any new or current employee (except with respect to arrangements which do not comprise employment agreements or amendments thereto and are entered into in the ordinary course of business and consistent with past practice in timing and amount or pursuant to the terms of any such arrangement) or (iv) take any action which could result in the creation of a right of the type required to be disclosed in Section 3.20, or alter in any manner a payment or right disclosed on Schedule 3.20 to the Company Disclosure Schedule;

(t)                                    not adopt any new employee benefit plan or amend any Employee Plan to increase benefits;

(u)                                 not settle any shareholder or limited partner derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(v)                                 not settle or compromise any material liability for federal, state, local or foreign Taxes;

(w)                               not accept a promissory note in payment of the exercise price payable under any Company Option;

(x)                                   not enter into or amend or otherwise modify or waive any rights under any material agreement or arrangement with the Persons that are Affiliates, or, as of the date hereof, any officer, trustee or employees, of the Company or any Company Subsidiary;

(y)                                 not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of or acquire the beneficial ownership other than a Company Subsidiary of a majority of the outstanding capital stock or other equity interest in any Person or entity;

(z)                                   not fail to qualify as a REIT prior to the Effective Time, and not enter into any transaction that would be considered a prohibited transaction as defined in Section 857(b)(6) of the Code;

(aa)                            not amend or change any Sale Agreement (as defined herein) in any respect that would be materially adverse to the Company or Acquiror; and

(bb)                          not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

Section 5.2                                      No Shopping.  Prior to the Effective Time, the Company agrees that:

(a)                                  neither it nor any of the Company Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to any of their respective shareholders or limited partners) with respect to a merger, acquisition, tender offer, recapitalization, exchange offer, consolidation, sale of assets or similar transaction including any going-private transaction, involving all or any material portion of the assets or any real property (other than the Sale Assets or Potential Sale Assets) or any equity securities of the Company or any of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

(b)                                 it will use its reasonable best efforts not to permit any of its officers, trustees, employees, agents or financial advisors to engage in any of the activities described in Section 5.2(a);

(c)                                  it will immediately cease, and cause to be terminated, any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the activities described in Section 5.2(a) and will take the necessary steps to inform the individuals or entities referred to in Section 5.2(b) of the obligations undertaken in this Section 5.2; and

(d)                                 it will notify Acquiror as promptly as practicable if the Company receives any inquiries or proposals that would constitute an Acquisition Proposal, or any requests for information in connection with any such inquiry or proposal, or if any negotiations or discussions that could reasonably be expected to lead to an Acquisition Proposal are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Trustees of the Company from (i) furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Board of Trustees of the Company determines in good faith that failure to do so would create a reasonable probability of a breach of its duties to shareholders imposed by Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions with, such Person and (C) subject to any confidentiality agreement with such Person (which the Company executed in good faith in connection with a determination by the Board of Trustees of the Company contemplated by (A) above), the Company keeps Acquiror informed of the status of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, further, that, subject to the terms and conditions of this Agreement, the Company may take any and all actions to consummate the transactions contemplated by Section 6.10.  Nothing in this Section 5.2 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 8 hereof), (y) permit the Company to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above)) or (z) affect any other obligation of the Company under this Agreement; provided, however, that the Board of Trustees of the Company may approve and recommend a Superior Acquisition Proposal (as defined herein) and, in connection therewith, (1) withdraw or modify its approval or recommendation of this Agreement and the Merger and (2) enter into an agreement with respect to such Superior Acquisition Proposal.  As used herein, “Superior Acquisition Proposal” means a bona fide Acquisition Proposal made by a third party that a majority of the members of the Board of Trustees of the Company determines in good faith to be more favorable to the Company’s shareholders from a financial point of view than the Merger and which the Board of Trustees of the Company determines is reasonably capable of being consummated.

Section 5.3                                      Other Actions.  Each of the Company, on the one hand, and Acquiror, on the other hand, shall not, and shall use their reasonable best efforts to cause their Subsidiaries not to, take any action that would result in (a) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) except as contemplated by Section 5.2, any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1                                      Access to Information.  Upon reasonable notice and during normal business hours, the Company shall, and shall cause its Subsidiaries to, afford to the managers, members, officers, employees, accountants, counsel, financial advisor, and other representatives of Acquiror reasonable access throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Acquiror (a) a copy of each reasonably available report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with the SEC, the Department of Justice, the Federal Trade Commission or any other federal or state regulatory agency or commission and (b) all information concerning the Company, its Subsidiaries, their respective businesses and properties, officers, trustees, directors and shareholders and such other matters as may be reasonably requested by Acquiror in connection with any filings, applications or approvals required or contemplated by this Agreement, in each case except as such access may be prohibited by Law.

Additionally, the Company shall, at the request of Acquiror, request from any tenant of any Company Property an estoppel certificate in the form reasonably requested by Acquiror with respect to such tenant’s lease.  All documents and information furnished pursuant to this Section 6.1 shall be subject to the confidentiality agreement, dated as of May 5, 2003, between the Company and Acquiror (the “Confidentiality Agreement”).

Section 6.2                                      Proxy Statement; Company Shareholder Meeting.

(a)                                  The Company, acting through the Board of Trustees of the Company, shall, in accordance with the Company Declaration of Trust, the Company Bylaws and applicable Law and provided that this Agreement shall not have been terminated: (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholder Meeting”) as soon as reasonably practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed), for the purpose of considering and taking action upon and securing the Company Shareholders’ Approval; and (ii) as promptly as reasonably practicable following the date of this Agreement, prepare and file with the SEC a preliminary proxy or information statement, after review by Acquiror and its counsel (the “Proxy Statement”), relating to the Merger and this Agreement and use its reasonable best efforts, subject to the terms of this Agreement, to (A) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Acquiror, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement, including any amendment or supplement thereto, to be distributed to its shareholders in accordance with applicable Law and the Company Declaration of Trust and Company Bylaws; provided, that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Acquiror and its counsel and (B) obtain the Company Shareholders’ Approval.  The Company will cause the Proxy Statement to comply in all material respects with all applicable requirements of Law.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Acquiror of such occurrence and shall file with the SEC or mail to the shareholders of the Company such amendment or supplement to the Proxy Statement.

(b)                                 Acquiror and Acquisition Sub shall vote, or cause to be voted, all of the Company Common Shares owned by such parties to approve the Merger and this Agreement.

(c)                                  Each of the Company, the Company Partnership, Acquiror and Acquisition Sub agrees that the information provided by it for inclusion or incorporation by reference in the Proxy Statement and each amendment thereto, at the time of mailing thereof and at the time of the Company Shareholder Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each party shall advise the others, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)                                 The Company Shareholder Meeting for the purpose of securing the Company Shareholders’ Approval shall be held on such date or dates as the Company shall determine but in no event more than 45 days after the date the Proxy Statement is mailed, except as contemplated by Section 6.2(e).

(e)                                  If on the date for the Company Shareholder Meeting, the Company has not (i) received proxies representing a sufficient number of Company Common Shares to approve the Merger and this Agreement (but less than a majority of the outstanding Company Common Shares have been voted against approval of the Merger and this Agreement) or (ii) consummated the sale of the Sale Assets, then the Company may adjourn the Company Shareholder Meeting until such date as shall be mutually agreed upon by the Company and Acquiror, which date shall be not less than ten days nor more than 20 days after the originally scheduled date.

(f)                                    The Company will, through its Board of Trustees, recommend that the shareholders of the Company approve the Merger and this Agreement; provided, that prior to the Company Shareholder Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of a proposal constituting a Superior Acquisition Proposal, the Board of Trustees of the Company determines in good faith that such withdrawal, modification or amendment is appropriate.

Section 6.3                                      Reasonable Best Efforts; Notification.

(a)                                  Subject to the terms and conditions herein provided, each of the parties shall use reasonable best efforts: (i) to cooperate with one another in (x) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Authority of the United States, states and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (y) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) (other than the payment of money that is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to each of the parties; and (iii) to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

(b)                                 The Company and the Company Partnership shall give prompt notice to Acquiror and Acquisition Sub, and Acquiror and Acquisition Sub shall give prompt notice to the Company and the Company Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.4                                      Tax Matters.

(a)                                  From the date of this Agreement until the Closing, the Company shall comply with all applicable provisions of the Code and the Treasury regulations relating to REITs and shall not take or fail to take an action if taking or failing to take such action would reasonably be expected to result in the Company’s failure to qualify as a REIT.

(b)                                 For federal income tax purposes, the parties shall treat the transactions contemplated by this Agreement as (i) the purchase by the sole member of Acquiror of all of the Company’s assets subject to all of the Company’s liabilities, in exchange for the Merger Consideration and (ii) the distribution by the Company of the Merger Consideration to its shareholders in liquidation of the Company within the meaning of Section 562(b)(1) of the Code.  On or before the Closing Date, Acquiror and the Company shall agree as to the allocation of the Merger Consideration and the liabilities assumed by Acquisition Sub in the Merger among the Company’s assets.  Such allocation shall comply with Section 1060 of the Code and the associated Treasury Regulations.  To the extent required by the Code or the Treasury Regulations, the Company and Acquisition Sub shall timely file or cause to be filed Internal Revenue Service Forms 8594 on a basis consistent with such allocation.  Acquiror shall cause to be timely filed all income Tax Returns for the Company’s final taxable year ending on the Closing Date consistent with the tax treatment of the transactions contemplated by this Agreement and consistent with the Company’s past practice and its status as a REIT.

(c)                                  Neither Acquiror nor Acquisition Sub shall take or allow to be taken any action following the Effective Time that would affect the Company’s qualification as a REIT for any period or portion thereof ending on or before the Effective Time.

(d)                                 Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, “Transfer and Gains Taxes”).  To the extent applicable, Acquiror shall pay all Transfer and Gains Taxes.

(e)                                  Prior to Closing, the Company shall use its reasonable good faith efforts to obtain a private letter ruling from the IRS (the “Private Letter Ruling”) with respect to the matters set forth on Schedule 6.4(e) to the Company Disclosure Schedule and such Private Letter Ruling shall be reasonably acceptable in form and substance to Acquiror.

Section 6.5                                      Public Announcements.  Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements, including, without limitation, any press release or other written public statement that addresses in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement.

Section 6.6                                      Benefit Plans and Other Employee Arrangements.

(a)                                  Employees.  The Company shall terminate the employment of each employee of the Company and each Company Subsidiary immediately prior to the Effective Time.  Subject to the provisions of this Section 6.6, Acquiror and its Affiliates shall be entitled, but not obligated, to offer employment to any employee of the Company or any Company Subsidiary on such terms and conditions as Acquiror and/or its Affiliate deems appropriate.  At least sixty (60) days prior to the Closing Date, representatives of Acquiror and its Affiliates shall be provided with a reasonable opportunity to interview and select the employees of the Company and any Company Subsidiary to whom such offers of employment shall be made.  Individuals selected by Surviving Entity or its Affiliates for employment with Surviving Entity or an Affiliate will be provided written offers of employment on an at-will basis as of the Effective Time and upon such other terms and conditions as shall be determined by Acquiror and its Affiliates and the Company agrees that it will reasonably cooperate with Acquiror and its Affiliates in transmitting such offers of employment.

(b)                                 Benefit Plans. On or prior to the Effective Time, the Company shall take such actions as may be necessary or appropriate to terminate all Employee Plans as of the Effective Time, except the Great Lakes REIT Cafeteria Plan, which shall be frozen effective as of the Effective Time subject to payment of any eligible benefit claims and subject to any terminated employee’s COBRA (as defined herein) election regarding the medical reimbursement accounts and except for the Company’s severance plan, which shall be terminated after payments thereunder are made to eligible employees terminated as contemplated by Section 6.6(a) and subject to Section 3.26.  The Surviving Entity or its Affiliates shall be responsible for providing COBRA continuation coverage to all former employees of the Company to the extent required by Law.  In the event that such COBRA coverage is not required by Law, the Surviving Entity or its Affiliates and the Company shall use their commercially reasonable best efforts to obtain group health insurance contracts covering such former employees for such periods and on such terms as the Company is obligated to provide coverage to such employees under the written employment agreements as set forth on Schedule 3.11(h) to the Company Disclosure Schedule (the “Key Employees”) and to other former employees under the provisions of COBRA, without regard to whether such COBRA coverage is required by Law.  In the event that such continuation coverage is provided, regardless of whether required by Law, such coverage shall be at no cost to such Key Employee for a period of 12 months following the date such coverage is effective with respect to such Key Employee, to the extent provided in the Key Employee’s written agreement set forth on Schedule 3.11 to the Company Disclosure Schedule.  In the event that such coverage is not required by Law and neither Acquiror, nor any of its Affiliates or the Surviving Entity is able to procure such coverage in accordance with this Section, Acquiror shall pay, in lieu thereof, to each Key Employee a lump sum payment in an amount equal to the cost of obtaining individual and family coverage, as applicable, that is substantially equivalent to such Key Employee’s existing health benefits as determined as of the Effective Time through a solvent and nationally reputable health insurer willing to provide such coverage selected by Acquiror and reasonably acceptable to the Company.  Each former employee of the Company who is hired by the Surviving Entity or an Affiliate as an employee, shall be eligible for coverage for health insurance benefits under the hiring entity’s plan.  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Section 601 et seq. of ERISA.

(c)                                  Payments.  The compensation, benefits, payments, accelerations, share options and share appreciation rights of the officers and trustees of the Company shall be satisfied at the Effective Time or as otherwise set forth in this Agreement.

(d)                                 Release Agreements.  Each person listed on Schedule 6.6(d) to the Company Disclosure Schedule has executed an agreement and release in the form attached to Schedule 6.6(d) to the Company Disclosure Schedule (each a “Release Agreement”) a true and correct copy of which has been provided to Acquiror.  The Company agrees to not modify any Release Agreement without the prior written consent of Acquiror.

(e)                                  Company Loans.  At or prior to the Effective Time, the Company and the Company Subsidiaries shall use their reasonable best efforts to cause all loans made to any employee, officer, trustee or director by the Company or any Company Subsidiary, including, but not limited to any loans made under the Company’s Limited Purpose Employee Loan Program, to be repaid in full; provided, however, all loans made to Richard May, Richard Rasley, Eric Niederman and Raymond Braun shall be repaid in full at or prior to the Effective Time.  The repayment of any such loan may be made through the surrender to the Company prior to the Effective Time of certificates representing Company Common Shares with a value sufficient to satisfy any outstanding loan balance.  At or prior to the Effective Time, the Company shall cause to be transferred to it each share certificate securing a then outstanding loan under the Company’s Limited Purpose Employee Loan Program.

(f)                                    Flexible Benefit Plan.  At the Effective Time, the Company shall provide Acquiror and Acquisition Sub with a schedule of elections, amounts contributed and account balances, reimbursements paid and pending but unpaid claims for all of the Company’s current or former employees under the Company’s flexible spending plan.

(g)                                 Severance Policies.  Prior to the Effective Time, the Company shall amend its severance plans or policies to the extent necessary to clarify that no severance payments are required to be paid to the Company’s employees that are offered employment by the Surviving Entity or its Affiliates, provided such offers of employment contain no diminution in such employee’s base salary or require the employee to perform his or her duties at a location that is more than 25 miles from the employee’s location of employment by the Company.

(h)                                 2003 Incentive Bonus Program Payments.  Prior to the Effective Time, the Company shall pay any unpaid incentive bonuses due for 2003.

(i)                                     Termination of DRIP.  The Company shall terminate the Company’s Dividend Reinvestment and Share Purchase Plan (the “DRIP”) prior to the Effective Time and ensure that no purchase or other rights under the DRIP enable the purchaser or holder of such rights to acquire any interest in the Surviving Entity, Acquiror or any of its Subsidiaries, including Acquisition Sub, as a result of such purchase or the exercise of such rights at or after the Effective Time.

Section 6.7                                      Indemnification.

(a)                                  From and after the Effective Time, Acquiror and Acquisition Sub (collectively, the “Indemnifying Parties”) shall provide exculpation and indemnification for each

Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, trustee or director of the Company or any Company Subsidiary (the “Indemnified Parties”) that is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company and the Company Subsidiaries immediately prior to the Effective Time in the Company Declaration of Trust, the Company Bylaws, the Company Subsidiary Organizational Documents or in any similar organizational document as in effect on the date hereof, and Acquiror and Acquisition Sub shall assume and agree to perform the indemnification agreements with the Company’s trustees and officers in effect on the date hereof in the same manner and to the same extent the Company would be required to perform if the Merger had not taken place.

(b)                                 At or prior to the Effective Time, the Company may purchase a six-year pre-paid, noncancellable trustees’ and officers’ liability insurance policy from an insurer reasonably acceptable to the Company covering acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company’s trustees’ and officers’ liability insurance policy on terms with respect to such coverage and in an amount no less favorable to the Company’s trustees and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, however, that in no event shall the total premium on any such policy exceed $1,030,000.

(c)                                  This Section 6.7 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnifying Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Acquiror and Acquisition Sub.  Each of the Indemnified Parties and the Indemnifying Parties shall be entitled to enforce the covenants contained in this Section 6.7 and Acquiror and Acquisition Sub acknowledge and agree that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnifying Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.7.

(d)                                 If Acquiror or Acquisition Sub or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 6.7, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties covered hereby.

Section 6.8                                      Resignations.  On the Closing Date, the Company shall cause the trustees or directors, as the case may be, and officers of the Company and each of the Company Subsidiaries to submit their resignations from such positions, effective as of the Effective Time.

Section 6.9                                      Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

Section 6.10                                Sale of Certain Properties.

(a)                                  Prior to the Effective Time, the Company may sell those real properties listed on Schedule 6.10(a) to the Company Disclosure Schedule (the “Sale Assets”) to the extent the Net Proceeds from the consummation of such Sale Asset transaction exceeds the Release Price set forth on Schedule 2.2 to the Company Disclosure Schedule pursuant to the sale agreements listed on Schedule 6.10(a) to the Company Disclosure Schedule (the “Sale Agreements”).  Acquiror shall have the right to review all amendments to the Sale Agreements a reasonable time prior to execution and Acquiror shall have the right prior to execution to approve the terms of any amendments to the Sale Agreement in the event the terms of the proposed amendments differ, in a manner materially adverse to the Company, from the related terms included in such Sale Agreement; provided further that such approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in no event shall any amendment to the Sale Agreement relating to the Company’s medical office building portfolio obligate the Company to pay any debt assumption, prepayment penalties or yield maintenance payments or other amounts relating to the Indebtedness on such portfolio.

(b)                                 Prior to the Effective Time, the Company may sell one or more of the Company Properties listed on Schedule 6.10(b) to the Company Disclosure Schedule (the “Potential Sale Assets”) to the extent the Net Proceeds from the consummation of such Potential Sale Asset transaction exceeds the Release Price for such Potential Sale Asset set forth on Schedule 2.2 to the Company Disclosure Schedule.  Acquiror shall have the right prior to execution to review the terms of, and documentation related to, the sale of any of the Potential Sale Assets; provided, however, that Acquiror shall have the right prior to execution to approve the terms of any Potential Sale Asset transaction in the event the terms of the proposed transaction differ, in a manner materially adverse to the Company, from the related terms included in the form contract attached to Schedule 6.10(b) to the Company Disclosure Schedule; provided further that such approval shall not be unreasonably withheld or delayed.

Section 6.11                                Lender Consents and Specified Modifications.  Prior to the Effective Time, the Company shall obtain the consent of each of the lenders (the “Lenders”) set forth on Schedule 6.11 to the Company Disclosure Schedule, providing for the specific consent and modifications to the Company’s existing Indebtedness specified on such Schedule 6.11 (the “Specified Modifications”).  The cost to the Company of all Specified Modifications, including, but not limited to assumption or consent fees, shall not exceed in the aggregate the amount specified on Schedule 6.11.  Acquiror is authorized to send a request to each Lender for the Specific Modifications and for such estoppels and such other modifications to, or restructurings of, the Company’s existing Indebtedness as may be desired by Acquiror and to negotiate the terms of such consents, estoppels, modifications or restructurings with each Lender.  Acquiror shall keep the Company reasonably informed as to the status of such negotiations.

Section 6.12                                Monthly Financial Statements.  From and after the date hereof, the Company shall deliver to Acquiror within 15 days after the last day of each month the monthly financial statements consisting of a balance sheet, statements of cash flow and statements of income as of the last day of each month and for such month prepared in accordance with accounting practices applied in the Company’s audited financial statements for the year ended December 31, 2002 consistently applied, provided that Acquiror shall have 20 days after the last day of each month to deliver such statements of cash flow.  Additionally, from and after the date hereof, the Company shall deliver to Acquiror within 15 days after the last day of each month such reports, which are prepared by the Company in the ordinary course of business, as Acquiror may request from time to time, including reports showing new leases, proposals, showings, subleases, move outs and shadow space.

Section 6.13                                Entity Dissolution.  Prior to the Closing Date, the Company shall dissolve GLR No. 4.

Section 6.14                                9¾% Company Preferred Shares.  The Company shall issue notice to the holders of the 9¾% Company Preferred Shares in accordance with the Articles Supplementary for redemption of such shares at least 31 days prior to the Closing Date.  The Company shall cause the consummation of the redemption of the 9¾% Company Preferred Shares to occur prior to the Effective Time.

Section 6.15                                Unitholder Agreements. The Company shall take all action necessary to consummate the transactions contemplated by Section 2.5 subsequent to the sale of OP Units to New TRS and prior to the Effective Time.

Section 6.16                                Subscription Agreement.  The parties shall take, or cause their respective Affiliates to take, all actions necessary to consummate the transactions contemplated by the Subscription Agreement prior to the Effective Time.

ARTICLE VII
CONDITIONS

Section 7.1                                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable Law, that such conditions may be waived in writing pursuant to Section 9.11 by the joint action of the parties hereto:

(a)                                  Company Shareholders’ Approval.  The Company Shareholder’s Approval shall have been obtained.

(b)                                 No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its reasonable best efforts to have any such order, injunction or restraint vacated.

Section 7.2                                      Conditions to Obligations of Acquiror and Acquisition Sub.  The obligations of Acquiror and Acquisition Sub to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived in writing pursuant to Section 9.11 by Acquiror and Acquisition Sub:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Company and the Company Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and Acquiror shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of the Company and the Company Partnership contained herein are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company, in such capacity, to such effect.

(b)                                 Performance of Obligations of the Company and the Company Partnership.  The Company and the Company Partnership shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Acquiror shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief operating officer of the Company, in such capacity, to such effect.

(c)                                  Material Adverse Effect.  Since the date of this Agreement, there shall have been no Company Material Adverse Effect and Acquiror shall have received a certificate of the chief executive officer or chief operating officer of the Company, in such capacity, certifying to such effect.

(d)                                 Opinions.

(i)                                     Acquiror shall have received an opinion of Jones Day in form and substance reasonably satisfactory to Acquiror (based upon customary representations, assumptions and limitations for opinions of this type, including those contained in certificates of the parties or others), dated as of the Closing Date, to the effect that (i) for all taxable years commencing with its taxable year ended December 31, 1993, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) for all taxable years commencing with its taxable year ended December 31, 1996, the Company Partnership has been properly classified as a partnership (and not as a publicly traded partnership within the meaning of Section 7704 of the Code) for federal income tax purposes.

(ii)                                  Acquiror shall have received an opinion of Venable LLP, dated as of the Closing Date, reasonably satisfactory to Acquiror, that the redemption of the 9¾% Company Preferred Shares has been duly consummated in accordance with Maryland law.  In addition to the customary exceptions, qualifications, assumptions and limitations for opinions of this type, Venable LLP, in rendering its opinion, may assume (i) that the redemption price for said shares and all accrued and unpaid dividends thereon have been paid in full or have been set aside by the Company in trust for the benefit of the holders of such Preferred Shares, and (ii) that the redemption price for the 9¾% Company Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) has been paid solely out of the sale proceeds of Company equity securities sold to Acquiror or an Affiliate of Acquiror pursuant to the Subscription Agreement.

(e)                                  Consents.

(i)                                     The consents and waivers set forth on Schedule 7.2(e)(i) to the Company Disclosure Schedule from third parties necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in an Acquiror Material Adverse Effect or a Company Material Adverse Effect.

(ii)                                  The Specified Modifications contemplated by Schedule 6.11 to the Company Disclosure Schedule shall have been obtained.

(f)                                    Unitholder Agreements.  The transactions contemplated by the Unitholder Agreements shall have been consummated.

(g)                                 Private Letter Ruling.  The Company shall have obtained the Private Letter Ruling.

(h)                                 Redemption.  The redemption of the 9¾% Company Preferred Shares shall have been consummated in accordance with the terms of the Articles Supplementary setting forth the terms of the 9¾% Company Preferred Shares and immediately prior to such redemption, the transactions contemplated by the Subscription Agreement shall have been consummated.

(i)                                     Release Agreements.  Each Release Agreement shall be in full force and effect.

Section 7.3                                      Conditions to Obligations of the Company and the Company Partnership.  The obligations of the Company and the Company Partnership to effect the Merger and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing pursuant to Section 9.11 by the Company:

(a)                                  Representations and Warranties.  Each of the representations and warranties of Acquiror and Acquisition Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Acquiror Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect; and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of Acquiror and Acquisition Sub contained herein are so qualified) signed on behalf of Acquiror by a duly authorized executive officer of Acquiror, in such capacity, to such effect.

(b)                                 Performance of Obligations of Acquiror and Acquisition Sub.  Acquiror and Acquisition Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Acquiror signed on behalf of Acquiror by a duly authorized executive officer of Acquiror, in such capacity, to such effect.

(c)                                  Private Letter Ruling.  The Company shall have obtained, and delivered to Acquiror, the Private Letter Ruling.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                      Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholders’ Approval is obtained:

(a)                                  by mutual written consent duly authorized by both the Board of Trustees of the Company and the managers of Acquiror;

(b)                                 by Acquiror, upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would be incapable of being satisfied by August 31, 2004 (the “End Date”);

(c)                                  by the Company, upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of Acquiror or Acquisition Sub set forth in this Agreement, or if any representation or warranty of Acquiror or Acquisition Sub set forth in this Agreement shall become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would be incapable of being satisfied by the End Date;

(d)                                 by either Acquiror or the Company, if any judgment, injunction, order, decree or action by any Governmental Authority of competent authority preventing the consummation of either the Merger or the Unitholder Agreements shall have become final and non-appealable;

(e)                                  by either Acquiror or the Company, if the Merger shall not have been consummated before the End Date; provided, however, that in the case of termination pursuant to this Section 8.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section;

(f)                                    by either Acquiror or the Company, if, upon a vote at a duly held Company Shareholder Meeting or any adjournment thereof, the Company Shareholders’ Approval shall not have been obtained as contemplated by Section 6.2;

(g)                                 by Acquiror or the Company, if the Specified Modifications shall not have been obtained by August 26, 2004;

(h)                                 by Acquiror or the Company, if the Private Letter Ruling shall not have been obtained by August 26, 2004;

(i)                                     by the Company, if prior to the Company Shareholder Meeting, the Board of Trustees of the Company shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal;

(j)                                     by Acquiror, if (i) prior to the Company Shareholder Meeting, the Board of Trustees of the Company shall have withdrawn or modified in any manner adverse to Acquiror its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or (ii) the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal other than this Agreement and the transactions contemplated hereby; and

(k)                                  by Acquiror, if any judgment, injunction, order, decree or action by any Governmental Authority of competent authority shall prevent the consummation of the redemption of the 9 ¾% Company Preferred Shares by August 26, 2004 (provided Acquiror is not then in default of its obligation to purchase Company New Preferred Shares pursuant to the Subscription Agreement).

Section 8.2                                      Certain Fees and Expenses.

(a)                                  If this Agreement is terminated (i) pursuant to Section 8.1(i) or 8.1(j), then the Company will pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 8.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined herein), or (ii) pursuant to Section 8.1(b), 8.1(f), 8.1(h) or 8.1(k), then the Company will pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 8.1(c) at the time of such termination) an amount equal to the Expense Fee (as defined herein).  If this Agreement is terminated pursuant to Section 8.1(c), then Acquiror will pay the Company (provided Acquiror was not entitled to terminate this Agreement pursuant to Section 8.1(b) at the time of such termination), an amount equal to the Expense Fee. If this Agreement is terminated pursuant to Section 8.1(g), then the Company will pay Acquiror (provided the Company was not entitled to terminate this Agreement pursuant to Section 8.1(c) at the time of such termination) an amount equal to $500,000.  If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 8.1(a), 8.1(d) or 8.1(e)), and at the time of the termination of this Agreement (x) an Acquisition Proposal has been received by the Company and (y) either prior to the termination of this Agreement or within 12 months thereafter the Company or any Company Subsidiary enters into any written agreement with respect to such Acquisition Proposal that is subsequently consummated (whether or not such Acquisition Proposal is the same Acquisition Proposal that had been received at the time of the termination of this Agreement), then the Company shall pay the Break-Up Fee to Acquiror.

(b)                                 The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Acquiror as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of the Break-Up Fee.  The Break-Up Fee shall be paid by the Company to Acquiror, or the Expense Fee shall be paid by Company to Acquiror or Acquiror to the Company (as applicable), in immediately available funds within 15 days after the date of the event giving rise to the obligation to make such payment occurred.

(c)                                  As used in this Agreement, “Break-Up Fee” shall be an amount equal to $6.5 million.  The “Expense Fee” payable to Acquiror or Company, as the case may be (the “Recipient”), shall be an amount equal to the Recipient’s reasonably documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses) irrespective of the date of incurrence of such fees, which amount shall not be greater than $1.0 million.

Section 8.3                                      Effect of Termination.  In the event of termination of this Agreement by either Company or Acquiror as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than as expressly provided in Section 8.2, this Section 8.3 or Article IX; provided, however, that (a) if this Agreement is terminated by Acquiror pursuant to Section 8.1(b), the Company shall not be entitled to any of the benefits of Section 8.2 and (b) if this Agreement is terminated by the Company pursuant to Section 8.1(c), Acquiror shall not be entitled to any of the benefits of Section 8.2.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                      Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive (a) in the case of representations and warranties made by either of the Company or the Company Partnership, the acceptance for payment of the Merger Consideration with respect to Company Common Shares pursuant to the Merger or (b) in the case of representations and warranties made by any of Acquiror or Acquisition Sub, the Effective Time.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by overnight courier service (receipt confirmed in writing), (c) delivered by facsimile transmission (with receipt confirmed) or (d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror or Acquisition Sub, to:

Aslan Realty Partners II, L.P.
c/o Transwestern Investment Company
150 N. Wacker Drive, Suite 800
Chicago, IL 60606

Attention:                    Erwin K. Aulis, Scott Drane and J. Matthew Haley
Telephone:  (312) 499-1900
Telecopy:  (312) 499-1907

with a copy to:

Piper Rudnick LLP
203 N. LaSalle Street, Suite 1800
Chicago, IL 60601

Attention:                    Kelly L. Stonebraker
Telephone:  (312) 368-3456
Telecopy:  (312) 236-7516

If to the Company or the Company Partnership, to:

Great Lakes REIT
823 Commerce Drive, Suite 300
Oak Brook, Illinois 60523

Attention:                    Chief Executive Officer
Telephone:  (630) 368-2900
Telecopy:  (630) 368-2929

with a copy to:

Jones Day
77 W. Wacker
Chicago, Illinois 60601

Attention:                    Timothy J. Melton
Telephone:  (312) 782-3939
Telecopy:  (312) 782-8585

Section 9.3                                      Entire Agreement.  This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, the Unitholder Agreements and the Subscription Agreement and (b) may not be assigned by operation of law or otherwise.

Section 9.4                                      Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 9.5                                      Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words, “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.6                                      Counterparts; Effect.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.7                                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for (a) rights of Indemnified Parties as set forth in Section 6.7 and (b) as set forth in Section 6.6, nothing in this Agreement, express or implied, is intended to confer upon any Persons, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8                                      Waiver of Jury Trial and Certain Damages.  Each party to this Agreement waives, to the fullest extent permitted by applicable Law, (a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 8.2, any right it may have to receive damages from any other party based on any theory of liability for any special indirect, consequential (including lost profits) or punitive damages.

Section 9.9                                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 9.10                                Amendment.  This Agreement may be amended by the parties hereto by written agreement executed and delivered by duly authorized officers of the respective parties, at any time before or after the Company Shareholders’ Approval has been obtained and prior to the Effective Time, but after such shareholder approval, no such amendment may (a) alter or change the rights or any of the proceedings for the treatment of shares under Article II or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of Company Common Shares, except for alterations or changes that could otherwise be adopted by the Board of Trustees of the Company without the further approval of such shareholders.

Section 9.11                                Waiver.  At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

Section 9.12                                No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall be terminated pursuant to Article VIII hereof.  Except as otherwise contemplated by this Agreement, to the extent that a party hereto took any action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section 6.3 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

Section 9.13                                Exculpation.  This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of Acquiror or the Company, and all Persons shall look solely to the property of Acquiror or the Company for the payment of any claim hereunder or for the performance of this Agreement.

Section 9.14                                Joint and Several Obligations.  In each case where both the Company and the Company Partnership, on the one hand, or Acquiror and Acquisition Sub, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

Section 9.15                                Further Assurances.  Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

Section 9.16                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

[signature page follows]

IN WITNESS WHEREOF, Acquiror, Acquisition Sub, the Company and the Company Partnership have caused this Agreement to be signed by their respective managers or officers (or general partner) thereunto duly authorized as of the date first written above.

ASLAN REALTY PARTNERS II, L.P.,
an Illinois limited partnership

By:	Aslan GP II, L.L.C., its general partner

By:	/s/ Erwin K. Aulis
Name: Erwin K. Aulis
Title: Managing Director

TRANSWESTERN SUPERIOR ACQUISITION, L.L.C., a Maryland limited liability company

By:	/s/ Erwin K. Aulis
Name: Erwin K. Aulis
Title: Managing Director

GREAT LAKES REIT, a Maryland real estate investment trust

By:	/s/ Richard A. May
Name: Richard A. May
Title: Chief Executive Officer

GREAT LAKES REIT, L.P., a Delaware limited partnership

By:	Great Lakes REIT, its general partner

By:	/s/ Richard A. May
Name: Richard A. May
Title: Chief Executive Officer

EXHIBIT A

Form of Unitholder Agreement

NOTICE OF REDEMPTION

Reference is made to the Amended and Restated Agreement of Limited Partnership of Great Lakes REIT, L.P. dated December 19, 1996, as amended (the “Partnership Agreement”), among Great Lakes REIT, as General Partner (the “Company”), the undersigned, as Limited Partner, and the other limited partners party thereto.  Capitalized terms not defined herein have the meanings assigned to them in the Partnership Agreement.

The undersigned Limited Partner hereby irrevocably exercises the undersigned’s Redemption Right with respect to                        Partnership Units in the Partnership in accordance with the terms and conditions of the Partnership Agreement and this Notice of Redemption; (ii) surrenders such Partnership Units and all right, title and interest therein; (iii) directs that any notices to the undersigned, including without limitation, notice of the exercise by the Company (or its successors) of its right to purchase all or any part of the undersigned’s Partnership Units on the terms set forth in the Partnership Agreement and this Notice of Redemption, be sent to the address specified below; and (iv) directs that the Cash Amount or Company Shares Amount deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if Company Shares are to be delivered, such Company Shares be registered or placed in the name(s) and at the address(es) specified below.

For purposes of this Notice of Redemption, the Specified Redemption Date shall mean the date immediately preceding the Effective Time as defined in the Agreement and Plan of Merger by and among the Company, the Partnership, Aslan Realty Partners II, L.P. and Transwestern Superior Acquisition, L.L.C., dated January 21, 2004 (the “Merger Agreement”).  This Notice of Redemption shall be deemed delivered to the Partnership and the Company on the tenth (10th) day prior to the date immediately preceding the Effective Time.  The undersigned hereby acknowledges and agrees that (i) the purchase pursuant to this notice of redemption shall occur automatically without need for any additional action by the undersigned, (ii) the Company is obligated to deliver the Company Shares Amount and not the Cash Amount under the Merger Agreement and (iii) that the Company Shares Amount will be converted, without the consent of the undersigned, into the Merger Consideration as defined in the Merger Agreement upon the consummation of the merger of the Company with and into Transwestern Superior Acquisition L.L.C.

The Company is authorized and directed, at the Specified Redemption Date, to take all necessary action to: (i) cause the Partnership Units to be redeemed as contemplated by this Notice of Redemption and to cause the redemption of such Partnership Units to be recorded on the books of the Partnership, (ii) effect such redemption against payment of the Cash Amount or Company Shares Amount and give receipt for such redemption and (iii) pay such expenses, including transfer taxes, as the Company may be instructed to pay by the undersigned.

The undersigned hereby agrees that this Notice of Redemption and the Company’s authority hereunder are irrevocable and are not subject to termination by the undersigned or by operation of law, whether by the dissolution or liquidation of any corporation or other entity or the occurrence of any other event.  If any event referred to in the preceding sentence should occur prior to the delivery of the Cash Amount or Company Shares Amount deliverable upon exercise of the Redemption Right, any action taken by the Company pursuant to this Notice of Redemption shall be as valid as if such event had not occurred, whether or not the Company shall have received notice of such event.

The undersigned hereby acknowledges that exercise of the Redemption Right is subject to certain restrictions and limitations set forth in the Partnership Agreement.  The undersigned hereby represents, warrants, and certifies that the undersigned (a) has unencumbered title to such Partnership Units, free and clear of the rights or interests of any other person or entity; (b) has the full right, power, and authority to redeem and surrender such Partnership Units as provided herein; and (c) has obtained the consent or approval of all Persons or entities, if any, having the right to consent to or approve such redemption and surrender.  The undersigned further certifies, under penalties of perjury, that (1) the number shown on this form is the correct taxpayer identification number of the undersigned; and (2) the undersigned is not subject to backup withholding (cross out item (2) if you are subject to backup withholding).  The foregoing representations, warranties, statements and agreements are made for the benefit of, and may be relied upon by, the Company and the Partnership and the representatives, agents and counsel of each of the foregoing.

This Notice of Redemption shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of laws.

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Signature Page:

Dated:

Name of Limited Partner:
Please Print

(Signature of Limited Partner)

(Street Address)

(City)(State)(Zip Code)

(Taxpayer Identification Number)

If Shares are to be issued, issue in the following name(s):

Name:

(If the Shares are to be issued in a name different than the name of the Limited Partner listed above, please provide below the mailing address and taxpayer identification number of the Person in whose name the Shares should be issued):